      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 5 , 2000

                                                     REGISTRATION NO. 333-
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                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549
                           -------------------------

                                    FORM S-3
                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933
                           -------------------------

                                NTL INCORPORATED
      (EXACT NAME OF EACH OF THE REGISTRANTS AS SPECIFIED IN ITS CHARTER)


                 DELAWARE                                  4899                                  13-4051921
    (STATE OR OTHER JURISDICTION OF            (PRIMARY STANDARD INDUSTRIAL                   (I.R.S. EMPLOYER
     INCORPORATION OR ORGANIZATION)            CLASSIFICATION CODE NUMBER)                 IDENTIFICATION NUMBER)
                                                   110 EAST 59TH STREET
                                                 NEW YORK, NEW YORK 10022
                                                      (212) 906-8440
                              (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING
                               AREA CODE, OF EACH REGISTRANT'S PRINCIPAL EXECUTIVE OFFICE)

                                                                          COPIES TO:
       RICHARD J. LUBASCH, ESQ.                THOMAS H. KENNEDY, ESQ.                 ADRIAN J. S. DEITZ, ESQ.
  EXECUTIVE VICE PRESIDENT, GENERAL             SKADDEN, ARPS, SLATE,                   SKADDEN, ARPS, SLATE,
         COUNSEL AND SECRETARY                    MEAGHER & FLOM LLP                      MEAGHER & FLOM LLP
           NTL INCORPORATED                       FOUR TIMES SQUARE                       ONE CANADA SQUARE
         110 EAST 59TH STREET                  NEW YORK, NEW YORK 10036                      CANARY WHARF
       NEW YORK, NEW YORK 10022                     (212) 735-3000                          LONDON E14 5DS
            (212) 906-8440                                                             ENGLAND +44 20 7519 7000

 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)
                           -------------------------
    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: At such time or times on and after which the Registration Statement becomes effective as the Selling Stockholders may determine.
    If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]
    If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]
    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
---------------
    If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [ ]
---------------
    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                        CALCULATION OF REGISTRATION FEE

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                                                                    PROPOSED MAXIMUM      PROPOSED MAXIMUM
          TITLE OF EACH CLASS OF                 AMOUNT TO BE        OFFERING PRICE      AGGREGATE OFFERING       AMOUNT OF
        SECURITIES TO BE REGISTERED               REGISTERED            PER UNIT              PRICE(1)        REGISTRATION FEE
-------------------------------------------------------------------------------------------------------------------------------
Convertible Subordinated Notes Due 2009 of
  NTL Incorporated.........................     $1,200,000,000            100%            $1,200,000,000          $316,800
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Common Stock, par value $0.01 per share of
  NTL Incorporated (including the
  associated Rights to Purchase Series A
  Junior Participating Preferred
  Stock)(2)................................           (3)                   0                    0                   (4)
-------------------------------------------------------------------------------------------------------------------------------
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(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(a) under the Securities Act of 1933, as amended.
(2) Prior to the occurrence of certain events, the Series A Junior Participating Preferred Stock Purchase Rights will not be evidenced separately from shares of Common Stock.
(3) Includes the shares of Common Stock initially issuable upon conversion of the Convertible Notes at the rate of 9.2435 shares of Common Stock per $1,000 principal amount of Convertible Notes. Pursuant to Rule 416 under the Securities Act, such number of shares of Common Stock registered hereby shall also include an indeterminate number of additional shares of Common Stock that may be issued from time to time upon conversion of the Convertible Notes by reason of adjustment of the conversion price in certain circumstances outlined in the prospectus. See "Description of the Convertible Notes -- Conversion."
(4) Pursuant to Rule 457(i) under the Securities Act, there is no filing fee with respect to the shares of Common Stock issuable upon conversion of the Convertible Notes, because no additional consideration will be received in connection with the exercise of the conversion privilege.

    THE REGISTRANT AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

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         The information in this prospectus is not complete and may be changed. The selling securityholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and the selling securityholders are not soliciting offers to buy these securities in any state where the offer or sale is not permitted.

                    Subject to completion, dated May 5, 2000

Prospectus

                                                                  [LOGO GRAPHIC]

NTL INCORPORATED
5 3/4% CONVERTIBLE SUBORDINATED NOTES DUE 2009
SHARES OF COMMON STOCK

- Selling securityholders who are identified in this prospectus may offer and sell an indeterminate number of:

      -- 5 3/4% convertible subordinated notes due 2009 of NTL Incorporated

      -- shares of common stock of NTL Incorporated

   by using this prospectus.

- The offering price for the convertible notes is not set but will be determined according to negotiation between a selling securityholder and the prospective purchaser. The offering price for the common stock will be negotiated or, if sold on the Nasdaq National Market, at prevailing market price.

- Our common stock is traded on the Nasdaq National Market under the symbol NTLI. On May 4, 2000, the last reported sales price of our common stock was $73.50 per share.

- There is no public market for the convertible notes, and we do not intend to apply to the Nasdaq National Market to list the convertible notes. Application will be made to list the convertible notes on the Luxembourg Stock Exchange.

     WE URGE YOU TO CAREFULLY READ THE RISK FACTORS SECTION BEGINNING ON PAGE 4, WHERE WE DESCRIBE SPECIFIC RISKS ASSOCIATED WITH THESE SECURITIES, BEFORE YOU MAKE YOUR INVESTMENT DECISION.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                 The date of this prospectus is    --   , 2000

     You should rely only on the information contained in this prospectus. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer of the securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate as of the date on the front cover of this prospectus only. Our business, financial condition, results of operations and prospects may have changed since that date.

                            ------------------------

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
Prospectus Summary..........................................    1
Risk Factors................................................    4
Use of Proceeds.............................................   14
Description of the Convertible Notes........................   15
Registration Rights.........................................   42
Description of Capital Stock................................   43
United States Federal Tax Considerations....................   54
Selling Securityholders.....................................   56
Plan of Distribution........................................   58
Legal Matters...............................................   60
Experts.....................................................   60
Enforceability of Civil Liabilities.........................   60
Where You Can Find More Information About Us................   61

                               PROSPECTUS SUMMARY

     This summary highlights information about us which is contained elsewhere or incorporated by reference in this prospectus. This summary may not contain all the information that is important to you. You should read the entire prospectus before making an investment decision. When we refer to NTL in this prospectus, we mean NTL Incorporated and its consolidated subsidiaries, except where we make it clear that we are only referring to NTL Incorporated.

                                   ABOUT NTL

     We are a leading broadband communications company in the United Kingdom and the Republic of Ireland, and have expanded our operations through the acquisition of broadband cable systems in France and the national broadcasting network facilities in Australia and have recently completed an expansion into Switzerland. Further expansion into Continental Europe is intended as, and when, opportunities arise. This expansion may be effected by us either on our own, in partnership or in co-ventures.

     We provide residential, business and wholesale customers with the following services:

     - RESIDENTIAL SERVICES, including telephony, cable television, personal computer and television-based Internet access and interactive services;

     - NATIONAL TELECOMS SERVICES, including business telecoms, national and international carrier telecommunications, Internet services and satellite communications services; and

     - BROADCAST TRANSMISSION AND TOWER SERVICES, including digital and analog television and radio broadcast transmission services, wireless network management and tower site rental services.

                                   THE NOTES

Maturity......................   December 15, 2009.

Interest Payment Dates........   June 15 and December 15 of each year,
                                 commencing June 15, 2000.

Conversion....................   The convertible notes, unless previously
                                 redeemed, are convertible at the option of the holder at any time after March 21, 2000 and before December 15, 2009 into shares of common stock at a conversion price of $108.184 per share, subject to adjustment in some events.
                                 See "Description of the Convertible Notes --
                                 Conversion."

Optional Redemption...........   On or prior to December 18, 2002, NTL
                                 Incorporated may redeem any of the convertible notes at an initial redemption price of 105.750% of the aggregate principal amount of the convertible notes to be redeemed if the current market value of the common stock equals or exceeds certain triggering levels. After
                                 December 18, 2002, the convertible notes are redeemable, in whole or from time to time in part, at the option of NTL, on at least 30 but not more than 60 days' prior notice at the redemption prices set forth in this offering memorandum together with accrued and unpaid interest, if any, to the date of redemption.
                                 See "Description of the Convertible
                                 Notes -- Optional Redemption."

Subordination.................   The convertible notes are general unsecured
                                 obligations of NTL Incorporated and are
                                 subordinate in right of payment to all existing and future senior debt of NTL Incorporated. In addition, the convertible notes are effectively subordinated to all existing and future liabilities of NTL Incorporated's subsidiaries, partnerships and affiliated joint ventures, including trade payables.The ability of NTL
                                 Incorporated and its subsidiaries to incur additional indebtedness and liabilities is not limited by the terms of the indenture under which the convertible notes are issued. See
                                 "Description of the Convertible
                                 Notes -- Subordination of Convertible Notes."

Change of Control.............   In some circumstances involving a change of
                                 control of NTL, holders of the convertible notes will have the right, subject to some restrictions and conditions, to require us to repurchase all or any part of the convertible notes at a purchase price equal to 101% of the principal amount of those convertible notes together with accrued and unpaid interest, if any, to the date of repurchase. NTL may not have sufficient funds or the financial resources necessary to satisfy, or may be precluded by the terms governing NTL's indebtedness from satisfying, its obligations to repurchase the convertible notes and other debt that may become repayable upon a change of control. See "Description of the Convertible Notes -- Repurchase at the
                                 Option of Holders."

Use of Proceeds...............   The selling securityholders will receive all of
                                 the net proceeds from the sale of the
                                 securities sold pursuant to this prospectus.
                                 NTL will not receive any proceeds from sales by the selling securityholders of the offered securities.

                                  RISK FACTORS

     You should consider carefully all of the information set forth in this prospectus and incorporated by reference in this prospectus. See "Where you can find more information about us." You should particularly evaluate the following risks before deciding to purchase the convertible notes or the common stock issuable on conversion of the convertible notes.

THE CONVERTIBLE NOTES ARE SUBORDINATED TO OUR EXISTING AND FUTURE SENIOR DEBT

     Our obligations under the convertible notes are unsecured and are subordinated in right of payment to all our existing and future senior debt as that term is defined in the indenture governing the convertible notes. This means that we cannot make any payments on the convertible notes if we default on a payment of any of those senior debts. In the event of the bankruptcy, liquidation or dissolution of NTL Incorporated, our assets would be available to pay our obligations under the convertible notes only after all payments have been made on our senior debt. Our available assets may be insufficient to pay all of our creditors. You may receive nothing and are likely to receive proportionately less than the holders of our senior debt.

OUR SUBSTANTIAL LEVERAGE COULD ADVERSELY AFFECT THE FINANCIAL HEALTH OF THE COMPANY

     We are and, for the foreseeable future will continue to be, highly leveraged. On December 31, 1999, the accreted value of our total long-term indebtedness, including our 13% senior redeemable exchangeable preferred stock was approximately $8.9 billion.

     This debt represents approximately 81% of our total capitalization as of December 31, 1999. The indentures governing our subsidiaries' outstanding indebtedness permit those subsidiaries to incur additional indebtedness to finance our working capital and capital expenditure requirements, finance the construction of our network and finance the acquisition of assets, licenses and computer software that are used in connection with a cable business, as well as entities that are engaged in the cable business.

     Our substantial indebtedness could adversely affect our financial health by, among other things:

     - increasing our vulnerability to adverse changes in general economic conditions or increases in prevailing interest rates particularly if any of our borrowings are at variable interest rates;

     - limiting our ability to obtain the additional financing we need to operate, develop and expand our business; and

     - requiring us to dedicate a substantial portion of our cash flow from operations to service our debt, which reduces the funds available for operations and future business opportunities.

WE ARE A HOLDING COMPANY THAT IS DEPENDENT UPON CASH FLOW FROM OUR SUBSIDIARIES TO MEET OUR OBLIGATIONS -- OUR ABILITY TO ACCESS THAT CASH FLOW MAY BE LIMITED IN SOME CIRCUMSTANCES

     We are a holding company with no independent operations or significant assets other than our investments in and advances to our subsidiaries and affiliated joint ventures. We depend upon the receipt of sufficient funds from our subsidiaries and affiliated joint ventures to meet our obligations. The terms of existing and future indebtedness of our subsidiaries and the laws of the jurisdictions under which those subsidiaries are organized may limit the payment of dividends, loans and other distributions to us.

     Your right to receive payments on or in respect of the convertible notes could be adversely affected in the event of a bankruptcy of any of our subsidiaries. Following the liquidation of one of our subsidiaries or joint ventures, the creditors of that subsidiary or joint venture will generally be entitled to be paid in full before we are entitled to a distribution of any assets in the liquidation. On December 31, 1999, the total liabilities of our subsidiaries were approximately $8.7 billion.

IN SOME CIRCUMSTANCES INVOLVING A CHANGE OF CONTROL, WE WILL BE REQUIRED TO REPURCHASE SOME OF OUR INDEBTEDNESS INCLUDING THE CONVERTIBLE NOTES -- IF THIS OCCURS, WE MAY NOT HAVE THE FINANCIAL RESOURCES NECESSARY TO MAKE THOSE REPURCHASES

     We may under some circumstances involving a change of control be obligated to offer to repurchase outstanding debt securities, including the convertible notes, before maturity. We cannot assure you that we will have available financial resources necessary to repurchase those securities in those circumstances. If we cannot repurchase those debt securities in the event of a change of control, it would constitute an event of default under the indentures under which those securities are issued and may result in a cross-default under other indebtedness.

THE ANTICIPATED CONSTRUCTION COSTS OF OUR NETWORK WILL INCREASE AS A RESULT OF OUR RECENT ACQUISITIONS AND WILL REQUIRE SUBSTANTIAL AMOUNTS OF ADDITIONAL FUNDING

     Following our recent acquisitions, our capital expenses and cost of operations for the development, construction and operation of our combined telecommunications networks will significantly increase. Given our most recent acquisitions, we estimate that significant amounts of additional funding will be necessary to meet these capital expenditure requirements.

     We cannot be certain that:

     - we will be able to obtain additional financing with acceptable terms,

     - actual construction costs will meet our expectations,

     - we will satisfy conditions precedent to advances under future credit facilities,

     - we will not acquire additional businesses that require additional capital,

     - we will be able to generate sufficient cash from operations to meet capital requirements, debt service and other obligations when required, or

     - we will withstand exposure to exchange and interest rate fluctuations.

     We do not have any firm additional financing plans to address the factors listed above.

WE WILL REQUIRE ADDITIONAL FINANCING BECAUSE WE DO NOT EXPECT TO GENERATE SUFFICIENT CASH FLOW TO REPAY AT MATURITY THE ENTIRE PRINCIPAL AMOUNT OF OUR OUTSTANDING INDEBTEDNESS

     We anticipate that we will not generate sufficient cash flow from operations to repay at maturity the entire principal amount of our outstanding indebtedness. Some of the measures we may take to refinance our debt include:

     - refinancing all or portions of that indebtedness,

     - seeking modifications to the terms of that indebtedness, and

     - seeking additional debt financing, which may require us to obtain the consent of some of our lenders.

     We cannot be certain that we will succeed in executing any of these measures.

WE ARE CURRENTLY EVALUATING THE FEASIBILITY AND DESIRABILITY OF MAKING CWC CONSUMERCO A SUBSIDIARY OF NTL COMMUNICATIONS AT SOME POINT IN THE FUTURE -- IF THIS OCCURS, IN A BANKRUPTCY OR INSOLVENCY OF NTL, CREDITORS OF NTL COMMUNICATIONS WOULD BE ENTITLED TO HAVE THEIR CLAIMS SATISFIED OUT OF ANY ASSETS OF CWC CONSUMERCO AVAILABLE FOR DISTRIBUTION TO NTL COMMUNICATIONS BEFORE ANY DISTRIBUTIONS OF ANY RESIDUAL ASSETS COULD BE MADE TO NTL INCORPORATED

     As the proposed CWC ConsumerCo acquisition is currently structured, CWC ConsumerCo will not become a subsidiary of NTL Communications on the closing of the transaction. Together with NTL Communications, we are currently evaluating from an operating, financial and legal perspective the feasibility and desirability of making CWC ConsumerCo a subsidiary of NTL Communications in the future. If this occurs, in a bankruptcy or insolvency of NTL, creditors of NTL Communications would be entitled to have their claims satisfied out of any assets of CWC ConsumerCo available for distribution to NTL Communications before any distributions of any residual assets could be made to NTL Incorporated. As of the date of this prospectus, no decision has been made regarding this issue. We cannot currently predict when we will complete our evaluation or what the result of our evaluation will be.

     OUR PROPOSED ACQUISITION OF CWC CONSUMERCO, IF COMPLETED, MAY NOT REALIZE THE BENEFITS WE EXPECT, IT MAY BE MORE DIFFICULT THAN WE EXPECT TO INTEGRATE CWC CONSUMERCO'S OPERATIONS WITH OUR OPERATIONS AND MAY SUBJECT US TO ADDITIONAL RISKS

     Integration of CWC ConsumerCo with NTL and our networks may be more difficult than we expect or there may be unknown liabilities relating to CWC ConsumerCo. We cannot be sure that the expected benefits from the CWC ConsumerCo acquisition, if completed, will be realized, the potential risks will not occur or that those risks can be managed without adversely affecting NTL. Any benefits that may arise from the acquisition by us of CWC ConsumerCo could be less significant than we anticipate.

WE CANNOT BE CERTAIN THAT WE WILL BE SUCCESSFUL IN INTEGRATING ACQUIRED BUSINESSES INTO OURS, OR THAT WE WILL REALIZE THE BENEFITS WE ANTICIPATE FROM ANY ACQUISITION

     We will continue to consider strategic acquisitions and combinations that involve operators or owners of licenses to operate cable, telephone, television or telecommunications systems or services and related businesses. If consummated, some of these transactions would significantly alter our holdings and might require us to incur substantial indebtedness. We cannot assure you that, with respect to our recent acquisitions, our proposed acquisition of CWC ConsumerCo, as well as any future acquisitions, if they occur, that we:

     - will realize any anticipated benefits,

     - will successfully integrate the businesses with our operations, or

     - will manage that integration without adversely affecting NTL.

WE HAVE HISTORICALLY INCURRED LOSSES AND GENERATED NEGATIVE CASH FLOWS AND CANNOT ASSURE YOU THAT WE WILL BE PROFITABLE IN THE FUTURE

     Construction and operating expenditures have resulted in negative cash flow, which we expect will continue at least until we establish an adequate customer base. We also expect to incur substantial additional losses. We cannot be certain that we will achieve or sustain profitability in the future. Failure to achieve profitability could diminish our ability to sustain operations and obtain additional required funds.

     We had net losses for the years ended December 31,:

     - 1999: $736 million,

     - 1998: $535 million

     - 1997: $333 million

     - 1996: $254 million

     - 1995: $91 million

     As of December 31, 1999, our accumulated deficit was $2.0 billion.

WE HAVE HISTORICALLY HAD A DEFICIENCY OF EARNINGS TO FIXED CHARGES AND TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS AND OUR EARNINGS IN THE FUTURE MAY NOT BE SUFFICIENT TO COVER THOSE FIXED CHARGES

     For the years ended December 31, 1999, 1998, 1997, 1996 and 1995, our earnings were insufficient to cover fixed charges by approximately $812.9 million, $565.7 million, $355.4 million, $257.1 million and $105.4 million, respectively. Our earnings for the years ended December 31, 1999, 1998 and 1997 were insufficient to cover combined fixed charges and preferred stock dividends by $886.6 million, $584.5 million and $367.4 million, respectively. Fixed charges consist of interest expense, including capitalized interest, amortization of fees related to debt financing and rent expense deemed to be interest. Our earnings in the future may not be sufficient to cover those fixed charges, including our obligations on the convertible notes.

WE ARE SUBJECT TO SIGNIFICANT COMPETITION, WHICH WE EXPECT TO INTENSIFY, IN EACH OF OUR BUSINESS AREAS -- IF WE ARE UNABLE TO COMPETE SUCCESSFULLY OUR FINANCIAL HEALTH COULD BE ADVERSELY AFFECTED

     We face significant competition from established and new competitors in each of our businesses. As existing technology develops and new technologies emerge, we believe that competition will intensify in each of our business areas, particularly business telecommunications and the internet. Some of our competitors have substantially greater financial and technical resources than we do. If we are unable to compete successfully our business, financial condition and results of operations could be adversely affected.

OUR PRINCIPAL BUSINESSES ARE SUBJECT TO GOVERNMENT REGULATION, INCLUDING PRICING REGULATION, WHICH MAY CHANGE ADVERSELY TO US

     Our principal business activities in the UK are regulated and supervised by various governmental bodies. Changes in laws, regulations or governmental policy or the interpretations of those laws or regulations affecting our activities and those of our competitors, such as licensing requirements, changes in price regulation and deregulation of interconnection arrangements, could have a material adverse effect on us.

     In addition, we are also subject to regulatory initiatives of the European Commission. Changes in EU Directives may reduce the range of programing and increase the costs of purchasing television programing or require us to provide access to our cable network infrastructure to other service providers, which could have a material adverse effect on us.

OUR UK BROADCAST SERVICES BUSINESS IS DEPENDENT UPON SITE SHARING ARRANGEMENTS WITH OUR PRINCIPAL COMPETITOR

     As a result of, among other factors, a natural shortage of potential transmission sites and the difficulties in obtaining planning permission for erection of further masts, Crown Castle International Corp. and NTL have made arrangements to share a large number of tower sites. We cannot assure you that the site sharing arrangements will not be terminated. Termination of the site sharing arrangements would have a material adverse effect on us.

     Under the present arrangements, one of the parties is the owner, lessor or licensor of each site and the other party is entitled to request a license to use specified facilities at that site. Each site license granted pursuant to the site sharing agreement is for an initial period expiring on December 31, 2005, subject to title to the site and to the continuation in force of the site sharing agreement. Each site sharing agreement provides that, if requested by the sharing party, it will be extended for further periods. Either party may terminate the agreement by 5 years' notice in writing to the other expiring on December 31, 2005 or at any date which is a date 10 years or a multiple of 10 years after December 31, 2005.

OUR UK BROADCAST SERVICES BUSINESS IS DEPENDENT UPON ITV AND OTHER CONTRACTS

     Our UK broadcast services business is substantially dependent upon contracts with the ITV contractors, Channel 4/Welsh Fourth Channel and Vodafone, for the provision of transmission services. The prices that we may charge these companies for transmission services are subject to regulation by OFTEL. The contracts with the ITV contractors and Channel 4/Welsh Fourth Channel terminate on December 31, 2002. Although, historically, the ITV contractors and Channel 4/Welsh Fourth Channel have renewed their contracts with us, we cannot assure you that they will do so upon expiration of the current contracts, that they will not negotiate terms for provision of transmission services by us on a basis less favorable to us or that they would not seek to obtain from third parties a portion of the transmission services currently provided by us. The loss of any one of these contracts could have a material adverse effect on us.

FAILURE TO MANAGE OUR GROWTH AND EXPANSION COULD HAVE A MATERIAL ADVERSE EFFECT ON US

     We have experienced rapid growth and development in a relatively short period, and to meet our strategic objectives will require a continuation of that growth. Management of that growth will require, among other things:

     - stringent control of construction and other costs,

     - continued development of our financial and management controls,

     - increased marketing activities, and

     - the training of new personnel.

     Failure to manage our rapid growth and development successfully could have a material adverse effect on us.

WE ARE DEPENDENT UPON A SMALL NUMBER OF KEY PERSONNEL

     A small number of key executive officers manage our businesses, and the loss of one or more of these executive officers could have a material adverse effect on us. We believe that our future success will depend in large part on our continued ability to attract and retain highly skilled and qualified personnel. We have not entered into written employment contracts or non-compete agreements with, nor have we obtained life insurance policies covering those key executive officers. Some of our senior managers also serve as members of senior management of other companies in the telecommunications business.

THE TELECOMMUNICATIONS INDUSTRY IS SUBJECT TO RAPID TECHNOLOGICAL CHANGES AND WE CANNOT PREDICT THE EFFECT OF ANY CHANGES ON OUR BUSINESSES

     The telecommunications industry is subject to rapid and significant changes in technology and the effect of technological changes on our businesses cannot be predicted. However, the cost of implementation for emerging and future technologies could be significant, and our ability to fund such implementation may depend on our ability to obtain additional financing.

WE ARE SUBJECT TO CURRENCY RISK BECAUSE WE OBTAIN A SUBSTANTIAL AMOUNT OF FINANCING IN US DOLLARS BUT GENERALLY GENERATE REVENUES AND INCUR EXPENSES IN OTHER CURRENCIES

     We will encounter currency exchange rate risks because we generate revenues and incur construction and operating expenses in other currencies, primarily in British pounds sterling, while we pay interest and principal obligations with respect to most of our existing indebtedness in US dollars. We cannot assure you that any hedging transaction we might enter into will be successful and that shifts in the currency exchange rates will not have a material adverse effect on us.

WE DO NOT INSURE THE UNDERGROUND PORTION OF OUR NETWORK

     We obtain insurance of the type and in the amounts that we believe are customary for similar companies. Consistent with this practice, we do not insure the underground portion of our cable network. Substantially all of our cable network is constructed underground. Any catastrophe that affects a significant portion of a system's underground cable network could result in substantial uninsured losses.

ANTI-TAKEOVER MATTERS -- VARIOUS PROVISIONS OF THE INDENTURES GOVERNING OUR OR OUR SUBSIDIARIES' INDEBTEDNESS AND OF OUR CERTIFICATE OF INCORPORATION MAY HAVE THE EFFECT OF DELAYING, PREVENTING OR MAKING A CHANGE OF CONTROL OF NTL MORE DIFFICULT

     Some provisions of the indenture that governs the convertible notes and the indentures governing our or our subsidiaries' outstanding indebtedness may have the effect of delaying or preventing transactions involving a change of control of NTL, including transactions in which stockholders might otherwise receive a possible substantial premium for their shares over then current market prices, and may limit the ability of stockholders to approve transactions that they may deem to be in their best interest.

     A change of control may require us and our subsidiaries to offer to repurchase indebtedness under existing or future agreements governing that indebtedness. As a consequence, a change of control may require us to refinance substantial amounts of our indebtedness and would impose other significant obligations on us. Our inability or the inability of one of our subsidiaries to purchase all or some of the notes tendered for purchase, would also constitute an event of default under the applicable indenture which would have a material adverse effect on us.

     Our certificate of incorporation contains provisions which may have the effect, alone or in combination with each other or with the existence of authorized but unissued common stock and any series of preferred stock, of

     -   preventing or making more difficult a hostile takeover,

     - making it more difficult to remove or change the composition of our incumbent board of directors and our officers,

     - being adverse to stockholders who desire to participate in a tender offer and

     - depriving stockholders of possible opportunities to sell their shares at temporarily higher prices.

     In particular, the rights issuable under our stockholder rights plan have anti-takeover effects as they will cause substantial dilution to a person or group that acquires a substantial interest in NTL without the prior approval of our board of directors. As a result of the provisions of the certificate of incorporation and the ownership of NTL, no change of control requiring stockholder approval is possible without the consent of the owners of the rights preferred stock.

THE AGREEMENTS GOVERNING SOME OF OUR SUBSIDIARIES' INDEBTEDNESS MAY INDIRECTLY LIMIT OUR ABILITY TO PAY DIVIDENDS

     The indentures governing NTL Communications' senior notes impose limitations on the payment of dividends to us and, because we are a holding company with no independent operations, consequently restrict our ability to pay dividends on our common stock. Further, the terms of other future indebtedness of our subsidiaries may, subject to the terms of the indentures governing NTL Communications' senior notes, restrict the ability of some of our subsidiaries to distribute earnings to NTL Communications or make other payments to NTL Communications.

     Additionally, our bridge facility to finance our acquisition of Cablecom prohibits us from paying dividends, subject to some limited exceptions.

     We have never paid cash dividends on our common stock. In addition, the payment of any dividends by us in the future will be at the discretion of our board of directors and will depend upon, among other things, future earnings, operations, capital requirements, our general financial condition and the general financial condition of our subsidiaries and general business conditions.

THE MARKET PRICE OF OUR COMMON STOCK AND THE CONVERTIBLE NOTES IS SUBJECT TO VOLATILITY

     The market price of our common stock has been subject to volatility and, in the future, the market price of our common stock and the convertible notes could be subject to wide fluctuations in response to numerous factors, many of which are beyond our control. These factors include, among other things, actual or anticipated variations in our operating results, our earnings releases and our competitors' earnings releases, announcements of technological innovations, changes in financial estimates by securities analysts, market conditions in the industry and the general state of the securities markets, governmental legislation or regulation, currency and exchange rate fluctuations, as well as general economic and market conditions, such as recessions.

LACK OF PUBLIC MARKET FOR THE CONVERTIBLE NOTES

     There has been no public market for the convertible notes prior to the offering of the convertible notes in December 1999. The registration rights agreement does not obligate us to keep the registration statement of which this prospectus forms a part effective beyond December 22, 2001 except in limited circumstances. Although the initial purchasers of the convertible notes have advised us that they currently intend to continue to make a market in the convertible notes, they are not obligated to do so and any such market making may be discontinued at any time without notice. Accordingly, there can be no assurance as to the ongoing development or liquidity of any market that may develop for the convertible notes.

YOU SHOULD BE AWARE THAT ACTUAL RESULTS MAY TURN OUT TO BE MATERIALLY DIFFERENT FROM ANY FORWARD-LOOKING STATEMENTS INCLUDED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS

     This prospectus includes or incorporates by reference projections of broadcast transmission revenues, build-out results and other forward-looking statements, including those using words such as "believe," "anticipate," "should," "intend," "plan," "will," "expects," "estimates," "projects," "positioned," "strategy," and similar expressions. In reviewing information included or incorporated by reference in this offering memorandum, it should be kept in mind that actual results may differ materially from those expressed or implied in those projections and forward-looking statements. Important assumptions and factors that could cause actual results to differ materially from those contemplated or projected, forecast, estimated or budgeted in or expressed or implied by those projections and forward-looking statements include those specified in this Risk Factors section, as well as:

     - industry trends,

     - our ability to

               -- continue to design network routes and install facilities,

               -- obtain and maintain any required government licenses or approvals, and

               -- finance construction and development, all in a timely manner, at reasonable costs and on satisfactory terms and conditions,

     - assumptions about

               -- customer acceptance,

               -- churn rates,

               -- overall market penetration and competition from providers of alternative services and

               -- availability, terms and deployment of capital.

     We assume no obligation to update projections or other forward-looking statements to reflect actual funding requirements, capital expenditures and results, changes in assumptions or in the factors affecting these projections or other forward-looking statements. We cannot assure you that:

     - any financings will be obtained when required, on acceptable terms or at all,

     - actual amounts required to complete our planned build out will not exceed the amount we estimate (see "-- The anticipated construction costs of our network will increase as a result of our recent acquisitions and will require substantial amounts of additional funding") or that additional financing substantially in excess of that amount will not be required,

     - we will not acquire franchises, licenses or other new businesses that would require additional capital,

     - operating cash flow will meet expectations or that we will be able to access such cash from our subsidiaries' operations to meet any unfunded portion of our capital requirements when required or to satisfy the terms of the notes, or our other debt instruments and agreements for the incurrence of additional debt financing (see "-- We are a holding company that is dependent upon cash flow from our subsidiaries to meet our obligations -- our ability to access that cash flow may be limited in some circumstances"),

     - we will not incur losses from our exposure to exchange rate fluctuations or be adversely affected by interest rate fluctuations (see "-- We are subject to currency risk because we obtain a substantial amount of financing in US dollars but generally generate revenues and incur expenses in other currencies"),

     - there will not be adverse changes in applicable United States, United Kingdom, Australian, Irish, French, Swiss or Bermuda tax laws, or

     - the future effects of monetary union in Europe will not be materially adverse to us.

All forward-looking statements included or incorporated by reference in this prospectus are expressly qualified by the considerations described above.

                                USE OF PROCEEDS

     The selling securityholders will receive all of the proceeds from the sale of the securities sold using this prospectus. We will not receive any of the proceeds from sales by the selling securityholders of the offered securities.

                      DESCRIPTION OF THE CONVERTIBLE NOTES

GENERAL

     The convertible notes were issued pursuant to an indenture dated as of December 22, 1999, by and between NTL and The Chase Manhattan Bank, as trustee. A copy of the indenture and the registration rights agreement are filed as exhibits to the registration statement of which this prospectus forms a part. The following summary of selected provisions of the convertible notes, the indenture and the registration rights agreement is qualified in its entirety by reference to the provisions of the convertible notes, the indenture and the registration rights agreement including the definitions of some of the terms used below. The definitions of selected terms used in the following summary are set forth below under "-- Definitions." In this section "Description of the Convertible Notes," the term "NTL" refers to NTL Incorporated only and not to any of its subsidiaries.

     The convertible notes are general unsecured obligations of NTL, subordinated in right of payment to all existing and future Senior Debt of NTL as described under "-- Subordination of Convertible Notes" and convertible into common stock as described under "-- Conversion." The indenture does not contain any financial covenants or restrictions on the payment of dividends, the incurrence of Senior Debt or issuance or repurchase of securities of NTL. The indenture contains no covenants or other provisions to afford protection to holders of the convertible notes in the event of a highly leveraged transaction or a change in control of NTL except to the extent described under "-- Repurchase at the Option of Holders."

     The operations of NTL are conducted through its subsidiaries, partnerships and joint ventures and, as a result, NTL is dependent upon the cash flow of its subsidiaries, partnerships and affiliated joint ventures to meet its obligations, including its obligations under the convertible notes. As a result, the convertible notes are effectively subordinated to all existing and future liabilities of NTL's subsidiaries, partnerships and affiliated joint ventures, including trade payables.

     Application will be made to list the convertible notes on the Luxembourg Stock Exchange.

PRINCIPAL, MATURITY AND INTEREST

     The convertible notes are limited to $1,200,000,000 aggregate principal amount. The convertible notes bear interest from December 22, 1999 at the rate of 5 3/4% per annum and mature on December 15, 2009.

     Interest on the convertible notes is payable semiannually on June 15 and December 15 of each year (each an "Interest Payment Date"), commencing on June 15, 2000, to holders of record at the close of business on June 1 or December 1 (each a "Regular Record Date") immediately preceding such Interest Payment Date. Interest is computed on the basis of a 360-day year comprised of twelve 30-day months.

     Interest on the convertible notes accrues from the most recent date to which interest has been paid or, if no interest has been paid, from the date of original issuance.

     The convertible notes are payable as to principal, interest and liquidated damages, if any, at the office or agency of NTL maintained for that purpose within the City and State of New York or, at the option of NTL, payment of interest may be made by check mailed to the holders of the convertible notes at their respective addresses set forth in the register of holders of convertible notes. A holder of convertible notes with an aggregate principal amount of convertible notes in excess of $5,000,000 will be paid by wire transfer in immediately available funds at the election of the holder if the holder previously specified in writing to NTL and the paying agent wire transfer instructions. Until otherwise designated by NTL, NTL's office or agency in New York will be the office of the trustee maintained for such purpose. In addition, as described under the caption "Listing," if and so long as the convertible notes are listed on the Luxembourg Stock Exchange, an agent for making payments on, and transfers of, convertible notes will be maintained in Luxembourg. The convertible notes were issued in registered form, without coupons, and in denominations of $1,000 and integral multiples of $1,000.

OPTIONAL REDEMPTION

Provisional Redemption

     At any time on or prior to December 18, 2002 (the "Provisional Redemption Date"), we may redeem the convertible notes, in whole or in part (the "Provisional Redemption"), at the following redemption prices if the "Daily Market Price" (as defined below) of the common stock equals or exceeds the following trigger percentages of the prevailing conversion price (as described below) then in effect for at least 20 trading days in any consecutive 30-day trading period ending on the trading day prior to the date of mailing of the notice of Provisional Redemption (the "Notice Date"), if called for redemption in the 12-month period ending on December 15 in the case of 2000 or 2001 and December 18 in the case of 2002:

                                                 TRIGGER      REDEMPTION
YEAR                                            PERCENTAGE      PRICE
----                                            ----------    ----------
2000..........................................     170%        105.750%
2001..........................................     160%        105.175%
2002..........................................     150%        104.600%

     Upon any provisional redemption, we will make an additional payment in cash (the "make-whole payment") with respect to the convertible notes converted into common stock between the Notice Date and the Provisional Redemption Date. The make-whole payment will be equal to the sum of the aggregate amount of interest payments that would otherwise have accrued from the Provisional Redemption Date through December 18, 2002 (the "make-whole period").

Subsequent Optional Redemption

     Except as referred to in this prospectus under "-- Optional Tax Redemption," the convertible notes are redeemable, in whole or from time to time in part in any integral multiple of $1,000, at the option of NTL at any time after December 18, 2002, at the following redemption prices which are expressed as percentages of the principal amount set forth below, upon not less than 30 nor more than 60 days' prior notice, if redeemed during the 12-month period beginning December 15 of the years indicated (or December 18 in the case of 2002):

                                                            REDEMPTION
YEAR                                                          PRICE
----                                                        ----------
2002......................................................   104.025%
2003......................................................   103.450%
2004......................................................   102.875%
2005......................................................   102.300%
2006......................................................   101.725%
2007......................................................   101.150%
2008......................................................   100.575%
2009 and after............................................   100.000%

In the case of a redemption of any convertible notes referred to under "-- Optional Tax Redemption," redemption of such convertible notes shall be made at the principal amount of these convertible notes together with accrued and unpaid interest and liquidated damages, if any, to the applicable redemption date.

OPTIONAL TAX REDEMPTION

     The convertible notes may be redeemed at the option of NTL, in whole but not in part, upon not less than 30 nor more than 60 days' prior notice, at any time at a redemption price equal to the principal amount of the convertible notes together with accrued and unpaid interest to the date fixed for redemption if after the date on which the provisions described under "-- Additional Amounts" become applicable (the "Relevant Date") there has occurred any change in or amendment to the laws (or any regulations or official rulings promulgated thereunder) of the United Kingdom, the Netherlands, Netherlands Antilles, Bermuda or the Cayman Islands, (or any political subdivision or taxing authority thereof or therein), or any change in or amendment to the official application or interpretation of such laws, regulations or rulings (a "Change in Tax Law") which becomes effective after the Relevant Date, as a result of which the Company is or would be so required on the next succeeding Interest Payment Date to pay Additional Amounts with respect to the Convertible Notes with respect to withholding taxes imposed by the United Kingdom, the Netherlands, Netherlands Antilles, Bermuda or the Cayman Islands, (or any political subdivision or taxing authority thereof or therein)(a "Withholding Tax") and such Withholding Tax is imposed at a rate that exceeds the rate (if any) at which Withholding Tax was imposed on the Relevant Date; provided, however, that

         (1) this paragraph shall not apply to the extent that, at the Relevant Date it was known or would have been known had professional advice of a nationally recognized accounting firm in the United Kingdom, the Netherlands, Netherlands Antilles, Bermuda or the Cayman Islands, as the case may be, been sought, that a Change in Tax Law in the United

              Kingdom, the Netherlands, Netherlands Antilles, Bermuda or the Cayman Islands, was to occur after the Relevant Date,

         (2) no such notice of redemption may be given earlier than 90 days prior to the earliest date on which NTL would be obliged to pay such Additional Amounts were a payment in respect of the convertible notes then due,

         (3) at the time such notice of redemption is given, such obligation to pay such Additional Amounts remains in effect and

         (4) the payment of such Additional Amounts cannot be avoided by the use of any reasonable measures available to NTL.

     The convertible notes may also be redeemed, in whole but not in part, at any time at a redemption price equal to the principal amount of the convertible notes plus accrued and unpaid interest and liquidated damages, if any, to the date fixed for redemption if the person formed after the Relevant Date by a consolidation, amalgamation, reorganization or reconstruction or other similar arrangement of NTL or the person into which NTL is merged after the Relevant Date or to which NTL conveys, transfers or leases its properties and assets after the Relevant Date substantially as an entirety (collectively, a "Subsequent Consolidation") is required, as a consequence of such Subsequent Consolidation and as a consequence of a Change in Tax Law in the United Kingdom, the Netherlands, the Netherlands Antilles, Bermuda or the Cayman Islands occurring after the date of such Subsequent Consolidation to pay Additional Amounts with respect to Withholding Tax on the convertible notes and such Withholding Tax is imposed at a rate that exceeds the rate (if any) at which Withholding Tax was or would have been imposed on the date of such Subsequent Consolidation; provided, however, that this paragraph shall not apply to the extent that, at the date of such Subsequent Consolidation it was known or would have been known had professional advice of a nationally recognized accounting firm in the United Kingdom been sought, that a Change in Tax Law in the United Kingdom, the Netherlands, the Netherlands Antilles, Bermuda or the Cayman Islands was to occur after such date. NTL will also pay, or make available for payment, to holders on the redemption date any Additional Amounts (as described, but subject to the exceptions referred to, under "Additional Amounts") resulting from the payment of such redemption price.

MANDATORY REDEMPTION

     Except as set forth below under "Repurchase at the Option of Holders," NTL is not required to make mandatory redemption or sinking fund payments with respect to the convertible notes.

REPURCHASE AT THE OPTION OF HOLDERS

     Upon the occurrence of a Change of Control, each holder of convertible notes shall have the right to require NTL to repurchase all or any part, equal to $1,000 or an integral multiple of $1,000, of such holder's convertible notes pursuant to the offer described below (the "Change of Control Offer") at a purchase price equal to 101% of the principal amount thereof, plus accrued and unpaid interest if any, on those convertible notes to the Change of Control Payment Date (the "Change of Control Payment"). Within 40 days following any Change of Control, NTL shall mail a notice to each holder stating:

         (1) that the Change of Control Offer is being made pursuant to the covenant entitled "Change of Control" and that all convertible notes tendered will be accepted for payment;

         (2) the purchase price and the purchase date, which shall be no earlier than 30 days nor later than 40 days from the date such notice is mailed (the "Change of Control Payment Date");

         (3) that any convertible notes not tendered will continue to accrue interest;

         (4) that, unless NTL defaults in the payment of the Change of Control Payment, all convertible notes accepted for payment pursuant to the Change of Control Offer shall cease to accrue interest after the Change of Control Payment Date;

         (5) that holders electing to have any convertible notes purchased pursuant to a Change of Control Offer will be required to surrender the convertible notes, with the form entitled "Option of Holder to Elect Purchase" on the reverse of the convertible notes completed, to the paying agent at the address specified in the notice prior to the close of business on the third Business Day preceding the Change of Control Payment Date;

         (6) that holders will be entitled to withdraw their election if the paying agent receives, not later than the close of business on the second Business Day preceding the Change of Control Payment Date, a telegram, telex, facsimile transmission or letter setting forth the name of the holder, the principal amount of convertible notes delivered for purchase, and a statement that such holder is withdrawing his election to have such convertible notes purchased; and

         (7) that holders whose convertible notes are being purchased only in part will be issued new convertible notes equal in principal amount to the unpurchased portion of the convertible notes surrendered, which unpurchased portion must be equal to $1,000 in principal amount or an integral multiple of $1,000.

     NTL will comply with the requirements of Rules 13e-4 and 14e-1 under the Exchange Act, and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of the convertible notes in connection with a Change of Control.

     On the Change of Control Payment Date, NTL will, to the extent lawful,

         (1) accept for payment convertible notes or portions thereof tendered pursuant to the Change of Control Offer,

         (2) deposit with the paying agent an amount equal to the Change of Control Payment in respect of all convertible notes or portions thereof so tendered and

         (3) deliver or cause to be delivered to the trustee the convertible notes so accepted together with an Officers' Certificate stating the convertible notes or portions thereof tendered to NTL. The paying agent shall promptly mail to each holder of convertible notes so accepted for payment (or, if such holder of convertible notes holds an aggregate principal amount in excess of $5,000,000 will be paid by wire transfer in immediately available funds at the election of such holder if such holder previously specified in writing to NTL and the paying agent) an amount equal to the purchase price for such convertible notes, and, if the convertible notes are in certificated form, payment may be made at the office of the paying agent in Luxembourg. The trustee shall promptly authenticate and mail to each holder a new convertible note equal in principal amount to any unpurchased portion of the convertible notes surrendered, if any; provided that each such new convertible note shall be in a principal amount of $1,000 or an integral multiple of $1,000. NTL will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

     Except as described above with respect to a Change of Control, the indenture does not contain any other provisions that permit the holders of the convertible notes to require that NTL repurchase or redeem the convertible notes in the event of a takeover, recapitalization or similar restructuring. Although the indenture contains several covenants, including the provision described under "-- Merger, Consolidation or Sale of Assets" below, the provisions of the indenture may not necessarily afford holders of the convertible notes protection in the event of a highly leveraged transaction, reorganization, restructuring, merger or similar transaction involving NTL that may adversely affect the holders of the convertible notes.

     The Change of Control Offer requirement of the convertible notes may in some circumstances make more difficult or discourage a takeover of NTL, and, as a result, the removal of incumbent management. The Change of Control Offer requirement, however, is not the result of management's knowledge of any specific effort to accumulate NTL's stock or to obtain control of NTL by means of a merger, tender offer, solicitation or otherwise, or part of a plan by management to adopt a series of antitakeover provisions. Instead, the Change of Control Offer requirement is a result of negotiations between NTL and the initial purchasers. Management has no present intention to engage in a transaction involving a Change of Control, although it is possible that NTL would decide to do so in the future. Subject to the limitations discussed below, NTL could, in the future, enter into transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a Change of Control under the indenture, but that could increase the amount of indebtedness outstanding at such time or otherwise affect NTL's capital structure or credit ratings.

     Change of control provisions are contained in each of the indentures for NTL Communications' notes. The Partners 11.20% Debentures also contain change of control provisions.

     NTL's ability to pay cash to the holders of convertible notes pursuant to a Change of Control Offer may be limited by NTL's then existing financial resources. Future credit agreements or other agreements relating to indebtedness of NTL may contain prohibitions or restrictions on NTL's ability to effect a Change of Control Payment. In the event a Change of Control occurs at a time when such prohibitions or restrictions are in effect, NTL could seek the consent of its lenders to the purchase of the convertible notes and other indebtedness containing change of control provisions or could attempt to refinance the borrowings that contain such prohibition. If NTL does not obtain such a consent or repay such borrowings, NTL will be effectively prohibited from purchasing the convertible notes. In such case, NTL's failure to purchase tendered convertible notes would constitute an Event of Default under the indenture. Moreover, the events that constitute a Change of Control under the indenture constitute events of default under future debt instruments or credit agreements of NTL or NTL's subsidiaries. Such events of default may permit the lenders under such debt instruments or credit agreements to accelerate the debt and, if such debt is not paid or repurchased, to enforce their security interests in what may be all or substantially all of the assets of NTL's subsidiaries. Any such enforcement may limit NTL's ability to raise cash to repay or repurchase the convertible notes.

     For the reasons described in the three immediately preceding paragraphs, there can be no assurance that NTL will be able to repurchase the convertible notes upon a Change of Control.

     The Board of Directors of NTL may not, by itself, waive or modify the Change of Control provisions of the indenture. All the provisions of the indenture, including the Change of Control provision, may only be waived or modified pursuant to the provisions described under "-- Amendment, Supplement and Waiver" below.

SELECTION AND NOTICE

     If less than all of the convertible notes are to be redeemed at any time, selection of convertible notes for redemption will be made by the trustee in compliance with the requirements of the principal national securities exchange, if any, on which the convertible notes are listed, or, if the convertible notes are not so listed, on a pro rata basis, by lot or by such method as the Trustee shall deem fair and appropriate, provided that no convertible notes of $1,000 or less shall be redeemed in part. Notice of redemption shall be mailed by first class mail at least 30 but not more than 60 days, prior to the redemption date to each holder of convertible notes to be redeemed at its registered address, and, if and so long as the convertible notes are listed on the Luxembourg Stock Exchange, publish a notice in a leading newspaper with circulation in Luxembourg. If any convertible note is to be redeemed in part only, the notice of redemption that relates to such convertible note shall state the portion of the principal amount thereof to be redeemed. A new convertible note in principal amount equal to the unredeemed portion thereof will be issued in the name of the holder thereof upon cancellation of the original convertible note. On and after the redemption date, interest ceases to accrue on convertible notes or portions of them called for redemption.

CONVERSION

     The holder of any convertible note will have the right, exercisable at any time after 90 days following the date of original issuance of that convertible note and prior to maturity, to convert the principal amount thereof (or any portion thereof that is an integral multiple of $1,000) into shares of common stock at a conversion price of $108.184 per share of common stock, subject to adjustment as described below (the "Conversion Price"), except that if a convertible note is called for redemption, the conversion right will terminate at the close of business on the business day immediately preceding the date fixed for redemption. Upon conversion, no adjustment or payment will be made for interest, but if any holder surrenders a convertible note for conversion after the close of business on the record date for the payment of an installment of interest and prior to the opening of business on the next interest payment date, then, notwithstanding such conversion, the interest payable on such interest payment date will be paid to the registered holder of such convertible note on such record date. In such event, such convertible note, when surrendered for conversion, need not be accompanied by payment of an amount equal to the interest payable on such interest payment date on the portion so converted. No fractional shares will be issued upon conversion but a cash adjustment will be made for any fractional interest.

     The Conversion Price is subject to adjustment upon the occurrence of certain events, including:

         (1) the issuance of shares of common stock as a dividend or distribution on the Common Stock;

         (2) the subdivision or combination of the outstanding common stock;

         (3) the issuance to substantially all holders of common stock of rights or warrants to subscribe for or purchase common stock (or securities convertible into common stock) at a price per share less than the then current market price per share, as defined;

         (4) the distribution of shares of capital stock of NTL (other than common stock), evidences of indebtedness or other assets (excluding dividends in cash, except as described in clause (5) below) to all holders of common stock;

         (5) the distribution, by dividend or otherwise, of cash to all holders of common stock in an aggregate amount that, together with the aggregate of any other distributions of cash that did not trigger a Conversion Price adjustment to all holders of its common stock within the 12 months preceding the date fixed for determining the stockholders entitled to such distribution and all Excess Payments in respect of each tender offer or other negotiated transaction by NTL or any of its Subsidiaries for common stock concluded within the preceding 12 months not triggering a conversion price adjustment, exceeds 10% of the product of the current market price per share (determined as set forth below) on the date fixed for the determination of stockholders entitled to receive such distribution times the number of shares of common stock outstanding on such date;

         (6) payment of an Excess Payment in respect of a tender offer or other negotiated transaction by NTL or any of its subsidiaries for common stock, if the aggregate amount of such Excess Payment, together with the aggregate amount of cash distributions made within the preceding 12 months not triggering a conversion price adjustment and all Excess Payments in respect of each tender offer or other negotiated transaction by NTL Company or any of its subsidiaries for common stock concluded within the preceding 12 months not triggering a conversion price adjustment, exceeds 10% of the product of the current market price per share on the expiration of such tender offer times the number of shares of common stock outstanding on such date; and

         (7) the distribution to substantially all holders of common stock of rights or warrants to subscribe for securities (other than those referred to in clause (3) above).

     In the event of a distribution to substantially all holders of common stock of rights to subscribe for additional shares of NTL's capital stock (other than those referred to in clause (3) above), NTL may, instead of making any adjustment in the Conversion Price, make proper provision so that each holder of a convertible note who converts such convertible note after the record date for such distribution and prior to the expiration or redemption of such rights shall be entitled to receive upon such conversion, in addition to shares of common stock, an appropriate number of such rights. No adjustment of the Conversion Price will be made until cumulative adjustments amount to one percent or more of the Conversion Price as last adjusted.

     If NTL reclassifies or changes its outstanding common stock, or consolidates with or merges into or transfers or leases all or substantially all of its assets to any person, or is a party to a merger that reclassifies or changes its outstanding common stock, the convertible notes will become convertible into the kind and amount of securities, cash or other assets which the holders of the convertible notes would have owned immediately after the transaction if the holders had converted the convertible notes immediately before the effective date of the transaction.

     The indenture also provides that if rights, warrants or options expire unexercised the Conversion Price shall be readjusted to take into account the actual number of such warrants, rights or options which were exercised.

     In the indenture, the "current market price" per share of common stock on any date shall be deemed to be the average of the Daily Market Prices for the shorter of

         (1) 30 consecutive business days ending on the last full trading day on the exchange or market referred to in determining such Daily Market Prices prior to the time of determination (as defined in the indenture) or

         (2) the period commencing on the date next succeeding the first public announcement of the issuance of such rights or warrants or such distribution through such last full trading day prior to the time of determination.

     NTL is permitted to make such reductions in the Conversion Price as it, in its discretion, determines to be advisable in order that any stock dividend, subdivision of shares, distribution or rights to purchase stock or securities or distribution of securities convertible into or exchangeable for stock made by NTL to its stockholders will not be taxable to the recipients.

SUBORDINATION OF CONVERTIBLE NOTES

     The convertible notes are subordinate in right of payment to all existing and future Senior Debt. The indenture does not restrict the amount of Senior Debt or other Indebtedness of NTL or any Subsidiary of NTL. On December 31, 1999, NTL had no Senior Debt outstanding.

     The payment of the principal of, interest on or any other amounts due on the convertible notes is subordinated in right of payment to the prior payment in full of all Senior Debt of NTL. No payment on account of principal of, redemption of, interest on or any other amounts due on the convertible notes, including, without limitation, any payments on the Change of Control Offer, and no redemption, purchase or other acquisition of the convertible notes may be made unless

         (1) full payment of amounts then due on all Senior Debt have been made or duly provided for pursuant to the terms of the instrument governing such Senior Debt, and

         (2) at the time for, or immediately after giving effect to, any such payment, redemption, purchase or other acquisition, there shall not exist under any Senior Debt or any agreement pursuant to which any Senior Debt has been issued, any default which shall not have been cured or waived and which shall have resulted in the full amount of such Senior Debt being declared due and payable.

     In addition, the indenture provides that if any of the holders of any issue of Senior Debt notify (the "Payment Blockage Notice") NTL and the trustee that a default has occurred giving the holders of such Senior Debt the right to accelerate the maturity thereof, no payment on account of principal, redemption, interest, liquidated damages, if any, or any other amounts due on the convertible notes and no purchase, redemption or other acquisition of the convertible notes will be made for the period (the "Payment

Blockage Period") commencing on the date notice is received and ending on the earlier of

         (A) the date on which such event of default shall have been cured or waived or

         (B) 180 days from the date notice is received.

     Notwithstanding the foregoing, only one Payment Blockage Notice with respect to the same event of default or any other events of default existing and known to the person giving such notice at the time of such notice on the same issue of Senior Debt may be given during any period of 360 consecutive days unless such event of default or such other events of default have been cured or waived for a period of not less than 90 consecutive days. No new Payment Blockage Period may be commenced by the holders of Senior Debt during any period of 360 consecutive days unless all events of default which triggered the preceding Payment Blockage Period have been cured or waived.

     Upon any distribution of its assets in connection with any dissolution, winding-up, liquidation or reorganization of NTL or acceleration of the principal amount due on the convertible notes because of an Event of Default, all Senior Debt must be paid in full before the holders of the convertible notes are entitled to any payments whatsoever.

     As a result of these subordination provisions, in the event of NTL's insolvency, holders of the convertible notes may recover ratably less than general creditors of NTL.

     If payment of the convertible notes is accelerated because of an Event of Default, NTL or the trustee shall promptly notify the holders of Senior Debt or the trustee(s) for such Senior Debt of the acceleration. NTL may not pay the convertible notes until five days after such holders or trustee(s) of Senior Debt receive notice of such acceleration and, thereafter, may pay the convertible notes only if the subordination provisions of the Indenture otherwise permit payment at that time.

     The convertible notes are obligations exclusively of NTL. Since the operations of NTL are conducted through its Subsidiaries, the cash flow and the consequent ability to service debt, including the convertible notes, of NTL, are dependent upon the earnings of its Subsidiaries and the distribution of those earnings to, or upon loans or other payments of funds by those Subsidiaries to, NTL. The payment of dividends and the making of loans and advances to NTL by its Subsidiaries may be subject to statutory or contractual restrictions, are dependent upon the earnings of those Subsidiaries and are subject to various business considerations.

     Any right of NTL to receive assets of any of its Subsidiaries upon their liquidation or reorganization (and the consequent right of the holders of the convertible notes to participate in those assets) will be effectively subordinated to the claims of that Subsidiary's creditors (including trade creditors), except to the extent that the NTL is itself recognized as a creditor of such Subsidiary, in which case the claims of NTL would still be subordinate to any security interests in the assets of such Subsidiary and any indebtedness of such Subsidiary senior to that held by NTL.

     On December 31, 1999, NTL had no senior debt outstanding and NTL had no indebtedness outstanding that would have constituted Senior Debt (excluding liabilities of a type not required to be reflected as a liability on the balance sheet of NTL in accordance with GAAP) and approximately $8.7 billion of indebtedness outstanding and other obligations of Subsidiaries of NTL (excluding intercompany liabilities and liabilities of a type not required to be reflected as a liability on the balance sheet of such subsidiaries in accordance with
GAAP) as to which the convertible notes would have been structurally subordinated. The indenture will not limit the amount of additional indebtedness, including Senior Debt, which NTL can create, incur, assume or guarantee, nor will the indenture limit the amount of indebtedness and other liabilities which any Subsidiary can create, incur, assume or guarantee.

     In the event that, notwithstanding the foregoing, the trustee or any holder of convertible notes receives any payment or distribution of assets of NTL of any kind in contravention of any of the terms of the indenture, whether in cash, property or securities, including, without limitation by way of set-off or otherwise, in respect of the convertible notes before all Senior Debt is paid in full, then such payment or distribution will be held by the recipient in trust for the benefit of holders of Senior Debt, and will be immediately paid over or delivered to the holders of Senior Debt or their representative or representatives to the extent necessary to make payment in full of all Senior Debt remaining unpaid, after giving effect to any concurrent payment or distribution, or provision therefor, to or for the holders of Senior Debt.

MERGER, CONSOLIDATION OR SALE OF ASSETS

     The indenture provides that NTL may not consolidate or merge with or into (whether or not NTL is the surviving corporation), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions to another corporation, person or entity unless

         (1) NTL is the surviving corporation or the entity or the person formed by or surviving any such consolidation or merger (if other than NTL) or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made is a corporation organized or existing under the laws of the United Kingdom, the Netherlands, the Netherlands Antilles, Bermuda, the Cayman Islands or of the United States, any state thereof or the District of Columbia;

         (2) the entity or person formed by or surviving any such consolidation or merger (if other than NTL) or the entity or person to which such sale, assignment, transfer, lease, conveyance or other disposition will have been made assumes all the Obligations (including the due and punctual payment of Additional Amounts if the surviving corporation is a corporation organized or existing under the laws of the United Kingdom, the Netherlands, the Netherlands Antilles, Bermuda or the Cayman

              Islands) of NTL under the convertible notes and the indenture, pursuant to a supplemental indenture in a form reasonably satisfactory to the Trustee;

         (3) immediately after such transaction no Default or Event of Default exists;

         (4) NTL or any entity or person formed by or surviving any such consolidation or merger or to which such sale, assignment, transfer, lease, conveyance or other disposition will have been made will have a ratio of Indebtedness to Annualized Pro Forma EBITDA equal to or less than the ratio of Indebtedness to Annualized Pro Forma EBITDA of NTL immediately preceding the transaction; provided, however, that, if the ratio of Indebtedness to Annualized Pro Forma EBITDA of NTL immediately preceding such transaction is 6:1 or less, then the ratio of Indebtedness to Annualized Pro Forma EBITDA of NTL may be 0.5 greater than such ratio immediately preceding such transaction; and

         (5) such transaction would not result in the loss of any material authorization or Material License of NTL or its Subsidiaries.

     For all purposes of the indenture, the assignment of NTL's rights under the Transaction Agreement relating to the acquisition of CWC ConsumerCo to a holding company of NTL shall be deemed not to be a disposition of substantially all of the assets of NTL.

ADDITIONAL AMOUNTS

     The following provisions of this paragraph will apply only in the event that NTL becomes, or a successor to NTL is, a corporation organized or existing under the laws of the United Kingdom, the Netherlands, the Netherlands Antilles, Bermuda or the Cayman Islands. All payments made by NTL on the convertible notes will be made without deduction or withholding, for or on account of, any and all present or future taxes, duties, assessments, or governmental charges of whatever nature unless the deduction or withholding of such taxes, duties, assessments or governmental charges is then required by law. If any deduction or withholding for or on account of any present or future taxes, assessments or other governmental charges of the United Kingdom, the Netherlands, the Netherlands Antilles, Bermuda or the Cayman Islands (or any political subdivision or taxing authority thereof or therein) shall at any time be required in respect of any amounts to be paid by NTL under the convertible notes, NTL will pay or cause to be paid such additional amounts ("Additional Amounts") as may be necessary in order that the net amounts received by a holder of a convertible note after such deduction or withholding shall be not less than the amounts specified in such convertible note to which such holder is entitled; provided, however, that NTL shall not be required to make any payment of Additional Amounts for or on account of:

         (a) any tax, assessment or other governmental charge to the extent such tax, assessment or other governmental charge would not have been imposed but for

               (1) the existence of any present or former connection between such holder (or between a fiduciary, settlor, beneficiary, member or shareholder of, or possessor of a power over, such holder, if such holder is an estate, nominee, trust, partnership or corporation), other than the holding of a convertible note or the receipt of amounts payable in respect of a convertible note and the United Kingdom, the Netherlands, the Netherlands Antilles, Bermuda or the Cayman Islands or any political subdivision or taxing authority thereof or therein, including, without limitation, such holder (or such fiduciary, settlor, beneficiary, member, shareholder or possessor) being or having been a citizen or resident thereof or being or having been present or engaged in trade or business therein or having or having had a permanent establishment therein or

               (2) the presentation of a convertible note (where presentation is required) for payment on a date more than 30 days after the date on which such payment became due and payable or the date on which payment thereof is duly provided for, whichever occurs later, except to the extent that the holder would have been entitled to Additional Amounts had the convertible note been presented on the last day of such period of 30 days;

         (b) any tax, assessment or other governmental charge that is imposed or withheld by reason of the failure to comply by the holder of a convertible note, or, if different, the beneficial owner of the interest payable on a convertible note, with a timely request of NTL addressed to such holder or beneficial owner to provide information, documents or other evidence concerning the nationality, residence, identity or connection with the taxing jurisdiction of such holder or beneficial owner which is required or imposed by a statute, regulation or administrative practice of the taxing jurisdiction a precondition to exemption from all or part of such tax, assessment or governmental charge;

         (c) any estate, inheritance, gift, sales, transfer, personal property or similar tax, assessment or other governmental charge;

         (d) any tax, assessment or other governmental charge which is collectible otherwise than by withholding from payments of principal amount at maturity, redemption amount, Change of Control Payment, interest with respect to a convertible note or withholding from the proceeds of a sale or exchange of a convertible note;

         (e) any tax, assessment or other governmental charge required to be withheld by any Paying Agent from any payment of principal amount at maturity, redemption amount, Change of Control Payment or interest with respect to a convertible note, if such payment can be made, and is in fact made, without such withholding by any other paying agent located inside the United States;

         (f) any tax, assessment or other governmental charge imposed on a holder that is not the beneficial owner of a convertible note to the extent that the beneficial owner would not have been entitled to the payment of any such Additional Amounts had the beneficial owner directly held such convertible note; or

         (g) any combination of items (a), (b), (c), (d), (e) and (f) above;

nor shall Additional Amounts be paid with respect to any payment of the principal of, or any interest on, any convertible note to any holder who is a fiduciary or partnership or other than the sole beneficial owner of such payment to the extent that a beneficiary or settlor would not have been entitled to any Additional Amounts had such beneficiary or settlor been the holder of such convertible note. All references to interest on the convertible notes in the indenture or the convertible notes shall include any Additional Amounts payable to NTL pursuant to this paragraph.

REPORTS

     Whether or not required by the rules and regulations of the Commission, so long as any convertible notes are outstanding, NTL will file with the Commission and furnish to the holders of the convertible notes all quarterly and annual financial information required to be contained in a filing with the Commission on Forms 10-Q and 10-K (or the equivalent thereof under the Exchange Act for foreign private issuers in the event NTL becomes a corporation organized under the laws of the United Kingdom, the Netherlands, the Netherlands Antilles, Bermuda or the Cayman Islands), including a "Management's Discussion and Analysis of Results of Operations and Financial Condition" and with respect to the annual information only, a report thereon by the NTL's certified independent accountants, in each case, as required by the rules and regulations of the Commission as in effect on the Issuance Date. NTL does not publish unconsolidated financial reports.

EVENTS OF DEFAULT AND REMEDIES

     The indenture provides that each of the following constitutes an Event of
Default:

         (1) default for 30 days in the payment when due of interest (and Additional Amounts, if applicable) on the convertible notes;

         (2) default in payment when due of principal on the convertible notes;

         (3) failure by NTL to comply with the provisions described under "-- Repurchase at the Option of the Holders";

         (4) failure by NTL for 60 days after notice to comply with certain other covenants and agreements contained in the indenture or the convertible notes;

         (5) default (other than any default with respect to (a) any bank facility at completion and (b) the sterling or US dollar denominated bonds of Cable & Wireless Communications plc, in each case, acquired in the acquisition by NTL of CWC ConsumerCo) under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any indebtedness for money borrowed by NTL or any of its Restricted Subsidiaries (or the payment of which is guaranteed by NTL or any of its Restricted Subsidiaries), whether such Indebtedness or guarantee now exists, or is created after the Issuance Date, which default

               (a) is caused by a failure to pay when due principal or interest on such Indebtedness within the grace period provided in such Indebtedness (which failure continues beyond any applicable grace period) (a "Payment Default") or

               (b) results in the acceleration of such Indebtedness prior to its express maturity and in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $10 million or more;

         (6) failure by NTL or any Restricted Subsidiary of NTL to pay final judgements (other than any judgment as to which a reputable insurance company has accepted full liability) aggregating in excess of $5 million, which judgments are not stayed within 60 days after their entry;

         (7) certain events of bankruptcy or insolvency with respect to the Company or any of its Material Subsidiaries; and

         (8) the revocation of a Material License.

     If any Event of Default occurs and is continuing, the trustee or the holders of at least 25% in principal amount of the then outstanding convertible notes may declare all the convertible notes to be due and payable immediately, subject to the provisions limiting payment described in "-- Subordination of Convertible Notes." Notwithstanding the above, in the case of an Event of Default arising from certain events of bankruptcy or insolvency, with respect to NTL or any Material Subsidiary, all outstanding convertible notes will become due and payable without further action or notice. Holders of the convertible notes may not enforce the indenture or the convertible notes except as provided in the indenture. Subject to some limitations, holders of a majority in principal amount of the then outstanding convertible notes may direct the Trustee in its exercise of any trust or power. The trustee may withhold from holders of the convertible notes notice of any continuing Default or Event of Default (except a Default or Event of Default relating to the payment of principal or interest or liquidated damages, if any) if it determines that withholding notice is in their interest.

     The holders of a majority in aggregate principal amount of the convertible notes then outstanding by notice to the trustee may on behalf of the holders of all of the convertible notes waive any existing Default or Event of Default and its consequences under the indenture except a continuing Default or Event of Default in the payment of interest on, or the principal of, the convertible notes.

     NTL is required to deliver to the trustee annually a statement regarding compliance with the indenture, and NTL is required, upon becoming aware of any Default or Event of Default, to deliver to the trustee a statement specifying such Default or Event of Default.

NO PERSONAL LIABILITY OF DIRECTORS, OFFICERS, EMPLOYEES AND SHAREHOLDERS

     No director, officer, employee, incorporator or shareholder of NTL, as such, shall have any liability for any Obligations of NTL under the convertible notes or the indenture or for any claim based on, in respect of, or by reason of, such Obligations or their creation. Each holder of the convertible notes by accepting a convertible note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the convertible notes. Such waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the Commission that such a waiver is against public policy.

BOOK-ENTRY, DELIVERY AND FORM

     The convertible notes were originally issued in the form of one or more Global Notes (the "Global Notes"). The Global Notes were deposited with or on behalf of, DTC and registered in the name of DTC or its nominee (the "Global Note Holder"). Except as set forth below, the Global Notes may be transferred, in whole and not in part, only to DTC or another nominee of DTC. Investors may hold their beneficial interests in the Global Notes directly through DTC if they are Participants in such system or indirectly through organizations that are Participants in such system such as Euroclear and Clearstream Banking, societe anonyme ("Clearstream").

     DTC is a limited purpose trust company that was created to hold securities for its participating organizations (collectively, the "Participants" or "DTC's Participants") and to facilitate the clearance and settlement of transactions in such securities between Participants through electronic book-entry changes in accounts of its Participants. DTC's Participants include securities brokers and dealers (including the initial purchasers), banks and trust companies, clearing corporations and certain other organizations. Access to the Depositary's system is also available to other entities such as banks, brokers, dealers and trust companies (collectively, the "Indirect Participants" or "DTC's Indirect Participants") that clear through or maintain a custodial relationship with a Participant, either directly or indirectly. Persons who are not Participants may beneficially own securities held by or on behalf of DTC only through DTC's Participants or DTC's Indirect Participants.

     We expect that pursuant to procedures established by DTC ownership of the convertible notes evidenced by the Global Notes will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by DTC (with respect to the interests of the Depositary's Participants), DTC's Participants and DTC's

Indirect Participants. Prospective purchasers are advised that the laws of some states require that certain persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer convertible notes evidenced by the Global Notes will be limited to that extent.

     Persons who beneficially own securities held by or on behalf of DTC through Euroclear or Clearstream, Luxembourg will be subject to the procedures of such Participant. We understand as follows with respect to Euroclear and Clearstream,
Luxembourg: Euroclear and Clearstream, Luxembourg each hold securities for their account holders and facilitate the clearance and settlement of securities transactions by electronic book-entry transfer between their respective account holders. Euroclear and Clearstream, Luxembourg also deal with domestic securities markets in several countries through established deposits and custodial relationships. Clearstream, Luxembourg and Euroclear have established an electronic bridge between their two systems across which their respective participants may settle trades with each other. Euroclear and Clearstream, Luxembourg customers are world-wide financial institutions including underwriters securities brokers and dealers, banks, trust companies and clearing corporations. An account holder's overall contractual relations with Euroclear and Clearstream, Luxembourg are governed by the respective rules and operating procedures of Euroclear and Clearstream, Luxembourg and any applicable laws. Euroclear and Clearstream, Luxembourg act under such rules and operating procedures only on behalf of its account holders and has no record of or relationship with any persons who are not direct account holders.

     Investors who hold accounts with Euroclear may acquire, hold and transfer security entitlements with respect to Global Notes against Euroclear and its respective property by book-entry to accounts with Euroclear, which has an account with DTC and subject at all times to the procedures and requirements of Euroclear. Investors who hold accounts with Clearstream, Luxembourg may acquire, hold and transfer security entitlements with respect to Global Notes against Clearstream, Luxembourg and its respective property by book-entry to accounts with Clearstream, Luxembourg, which has an account with DTC and subject at all times to the procedures and requirements of Clearstream, Luxembourg. "Security entitlement" means the rights and property interests of an account holder against its securities intermediary under applicable law in or with respect to a security, including any ownership, co-ownership contractual or other rights.

     So long as the Global Note Holder is the registered owner of any convertible notes, the Global Note Holder will be considered the sole holder under the indenture of any convertible notes evidenced by the Global Notes. Beneficial owners of convertible notes evidenced by the Global Notes will not be considered the owners or holders thereof under the indenture for any purpose including with respect to the giving of any directions, instructions or approvals to the Trustee thereunder. Neither we nor the trustee will have any responsibility or liability for any aspect of the records of DTC or for maintaining, supervising or reviewing any records of DTC relating to the convertible notes.

     Payments in respect of the principal of, interest and liquidated damages, if any, on any convertible notes registered in the name of the Global Note Holder on the applicable record date will be payable by the trustee to or at the direction of the Global Note Holder in its capacity as the registered holder under the indenture. Under the terms of the indenture, we and the trustee may treat the persons in whose names convertible notes, including the Global Notes are registered as the owners thereof for the purpose of receiving such payments. Consequently, neither we nor the trustee has or will have any responsibility or liability for the payment of such amounts to beneficial owners of convertible notes (including principal, interest and liquidated damages, if any). We believe, however, that it is currently the policy of DTC to immediately credit the accounts of the relevant Participants with such payments, in amounts proportionate to their respective holdings of beneficial interests in the relevant security as shown on the records of DTC. Payments by DTC's Participants and DTC's Indirect Participants to the beneficial owners of convertible notes will be governed by standing instructions and customary practice and will be the responsibility of DTC's Participants or DTC's Indirect Participants.

TRANSFER AND EXCHANGE

     A holder may transfer or exchange convertible notes in accordance with the indenture. The registrar and the trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents and NTL may require a holder to pay any taxes and fees required by law or permitted by the indenture. NTL is not required to transfer or exchange any convertible note selected for redemption. Also, NTL is not required to transfer or exchange any convertible note for a period of 15 days before a selection of convertible notes to be redeemed. All transfers or exchanges of certificated convertible notes may be effected at the offices of the transfer agent in Luxembourg.

     The registered holder of a convertible note will be treated as the owner of it for all purposes.

UNCLAIMED MONEY, PRESCRIPTION

     If money deposited with the trustee or paying agent for the payment of principal or interest remains unclaimed for two years, the trustee and the paying agent shall pay the money back to NTL at its written request. After that, holders of convertible notes entitled to the money must look to NTL for payment unless an abandoned property law designates another person and all liability of the trustee and such paying agent shall cease. Other than as set forth in this paragraph, the indenture does not provide for any prescription period for the payment of interest and principal on the convertible notes.

AMENDMENT, SUPPLEMENT AND WAIVER

     Except as provided in the next two succeeding paragraphs, the indenture or the convertible notes may be amended or supplemented with the consent of the holders of at least a majority in principal amount of the then outstanding convertible notes (including consents obtained in connection with a tender offer or exchange offer for convertible notes), and any existing default or compliance with any provision of the indenture or the convertible notes may be waived with the consent of the holders of a majority in principal amount of the then outstanding convertible notes (including consents obtained in connection with a tender offer or exchange offer for convertible notes).

     Without the consent of each holder affected, an amendment or waiver may not (with respect to any convertible notes held by a nonconsenting holder of convertible notes)

         (1) reduce the principal amount of convertible notes whose holders must consent to an amendment, supplement or wavier,

         (2) reduce the principal of or change the fixed maturity of any convertible note or alter the provisions with respect to the redemption of the convertible notes,

         (3) reduce the rate of or change the time for payment of interest on any convertible note,

         (4) waive a default in the payment of principal of or interest on any convertible notes (except a rescission of acceleration of the convertible notes by the holders of at least a majority in aggregate principal amount of the convertible notes and a waiver of the payment default that resulted from such acceleration),

         (5) make any convertible note payable in money other than that stated in the convertible notes,

         (6) make any change in the provisions of the indenture relating to waivers of past Defaults or the rights of holders of convertible notes to receive payments of principal of or interest on the convertible notes,

         (7) waive a redemption payment with respect to any convertible note,

         (8) impair the right to convert the convertible notes into common stock,

         (9) modify the conversion or subordination provisions of the indenture in a manner adverse to the holders of the convertible notes or

         (10) make any change in the foregoing amendment and waiver provisions.

     Notwithstanding the foregoing, without the consent of any holder of convertible notes, NTL and the trustee may amend or supplement the indenture or the convertible notes to cure any ambiguity, defect or inconsistency, to provide for uncertificated convertible notes in addition to or in place of certificated convertible notes, to provide for the assumption of NTL's obligations to holders of the convertible notes in the case of a merger or consolidation, to make any change that would provide any additional rights or benefits to the holders of the convertible notes or that does not adversely affect the legal rights under the indenture of any such holder, or to comply with requirements of the Commission in order to maintain the qualification of the indenture under the Trust Indenture Act.

NOTICES

     Any notice or communication to a holder of convertible notes shall be mailed by first-class mail to such holder's address as shown in the register kept by the registrar. If a notice or communication is mailed in the manner provided in the preceding sentence within the time period prescribed, it is duly given, whether or not the addressee receives it. If the convertible notes are listed on the Luxembourg Stock Exchange, NTL will publish a notice in a daily newspaper with general circulation in Luxembourg.

CONCERNING THE TRUSTEE

     The indenture contains certain limitations on the rights of the trustee, should it become a creditor of NTL, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the Commission for permission to continue or resign.

     The indenture will provide that the holders of a majority in principal amount of the then outstanding convertible notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the trustee, subject to certain exceptions. The indenture provides that, in case an Event of Default shall occur (which shall not have been cured), the trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. The indenture will provide that subject to such provisions, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any holder of convertible notes, unless such holder shall have offered to the trustee security and indemnity satisfactory to it against any loss, liability or expense.

LISTING

     Application will be made to list the convertible notes on the Luxembourg Stock Exchange. The legal notice relating to the issue of the convertible notes and the articles of association of NTL will be registered prior to the listing with the Registrar of the District Court in Luxembourg, where such documents are available for inspection and where copies thereof can be obtained upon request. In addition, if and as long as the convertible notes are listed on the Luxembourg Stock Exchange, an agent for making payments on, and transfers of, convertible notes will be maintained in Luxembourg. NTL has initially designated Chase Manhattan Bank Luxembourg S.A. as its agent for such purposes.

ADDITIONAL INFORMATION

     Anyone who receives this prospectus may obtain a copy of the indenture and the registration rights agreement without charge by writing to NTL, 110 East 59th Street, New York, New York 10022, Attention: Richard J. Lubasch, Esq., Executive-Vice President, General Counsel and Secretary.

DEFINITIONS

     Set forth below are selected defined terms used in the indenture. Reference is made to the indenture and the registration rights agreement for a full disclosure of all such terms, as well as any other capitalized terms used in this section of the prospectus for which no definition is provided.

     "Annualized Pro Forma EBITDA" means, with respect to any person, such person's Pro Forma EBITDA for the latest fiscal quarter multiplied by four.

     "Capital Stock" means any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock, including, without limitation, partnership interests.

     "Change of Control" means

         (1) the sale, lease or transfer of all or substantially all of the assets of NTL to any "Person" or "group" (within the meaning of Sections 13(d)(3) and 14(d)(2) of the Exchange Act or any successor provision to either of the foregoing, including any group acting for the purpose of acquiring, holding or disposing of securities within the meaning of Rule 13d-5(b)(1) under the Exchange Act) (other than any Permitted Holder),

         (2) the approval by the requisite stockholders of NTL of a plan of liquidation or dissolution of NTL,

         (3) any "Person" or "group" (within the meaning of Sections 13(d) and 14(d)(2) of the Exchange Act or any successor provision to either of the foregoing, including any group acting for the purpose of acquiring, holding or disposing of securities within the meaning of Rule 13d-5(b)(1) under the Exchange Act), other than any Permitted Holder, becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act) of more than 50% of the total voting power of all classes of the voting stock of NTL and/or warrants or options to acquire such voting stock, calculated on a fully diluted basis, unless, as a result of such transaction, the ultimate direct or indirect ownership of NTL is substantially the same immediately after such transaction as it was immediately prior to such transaction, or

         (4) during any period of two consecutive years, individuals who at the beginning of such period constituted NTL's Board of Directors (together with any new directors whose election or appointment by such board or whose nomination for election by the shareholders of NTL was approved by a vote of a majority of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of NTL's Board of Directors then in office.

     "Consolidated Interest Expense" means, for any person, for any period, the amount of interest in respect of Indebtedness (including amortization of original issue discount, amortization of debt issuance costs, and noncash interest payments on any Indebtedness and the interest portion of any deferred payment obligation and after taking into account the effect of elections made under any Interest Rate Agreement, however denominated, with respect to such Indebtedness), the amount of Redeemable Dividends, Restricted Subsidiary Preferred Stock Dividends and the interest component of rentals in respect of any capital lease obligation paid, in each case whether accrued or scheduled to be paid or accrued by such person and its Subsidiaries (other than Non-Restricted Subsidiaries) during such period to the extent such amounts were deducted in computing Consolidated Net Income, determined on a consolidated basis in accordance with GAAP. For purposes of this definition, interest on a capital lease obligation shall be deemed to accrue at an interest rate reasonably determined by such person to be the rate of interest implicit in such capital lease obligation in accordance with GAAP consistently applied.

     "Consolidated Net Income" means, with respect to any person for any period, the aggregate of the Net Income of such person and its Subsidiaries (other than Non-Restricted Subsidiaries) for such period, on a consolidated basis, determined in accordance with GAAP; provided that

         (1) the Net Income of any person that is not a Subsidiary or that is accounted for by the equity method of accounting shall be included only to the extent of the amount of dividends or distributions paid to the referent person or a Wholly Owned Subsidiary,

         (2) the Net Income of any person that is a Subsidiary (other than a Subsidiary of which at least 80% of the Capital Stock having ordinary voting power for the election of directors or other governing body of such Subsidiary is owned by the referent person directly or indirectly through one or more Subsidiaries) shall be included only to the extent of the amount of dividends or distributions paid to the referent person or a Wholly Owned Subsidiary,

         (3) the Net Income of any person acquired in a pooling of interests transaction for any period prior to the date of such acquisition shall be excluded and

         (4) the cumulative effect of a change in accounting principles shall be excluded.

     "Default" means any event that is or, with the passage of time or the giving of notice or both, would be an Event of Default.

     "Disqualified Stock" means any Capital Stock which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder thereof, in whole or in part, on or prior to the date on which the convertible notes mature.

     "EBITDA" means, for any person, for any period, an amount equal to

         (a) the sum of

               (1) Consolidated Net Income for such period (exclusive of any gain or loss realized in such period upon an Asset Sale), plus

               (2) the provision for taxes for such period based on income or profits to the extent such income or profits were included in computing Consolidated Net Income and any provision for taxes utilized in computing net loss under clause (1) hereof, plus

               (3) Consolidated Interest Expense for such period, plus

               (4) depreciation for such period on a consolidated basis, plus

               (5) amortization of intangibles for such period on a consolidated basis, plus

               (6) any other noncash item reducing Consolidated Net Income for such period, minus

         (b) all noncash items increasing Consolidated Net Income for such period, all for such person and its Subsidiaries determined in accordance with GAAP consistently applied.

     "Excess Payment" means the excess of

         (1) the aggregate of the cash and value of other consideration paid by NTL or any of its Subsidiaries with respect to shares acquired in a tender offer or other negotiated transaction over

         (2) the market value of such acquired shares after giving effect to the completion of a tender offer or other negotiated transaction.

     "Exchange Rate Contract" means, with respect to any person, any currency swap agreements, forward exchange rate agreements, foreign currency futures or options, exchange rate collar agreements, exchange rate insurance and other agreements or arrangements, or combination thereof, designed to provide protection against fluctuations in currency exchange rates. An Exchange Rate Contract may also include an Interest Rate Agreement.

     "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as approved by a significant segment of the accounting profession, which are in effect on the Issuance Date.

     "Guarantee" means a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including, without limitation, letters of credit and reimbursement agreements in respect thereof), of all or any part of any Indebtedness.

     "Indebtedness" means, with respect to any person, any indebtedness of such person, whether or not contingent, in respect of borrowed money or evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof) or representing the balance deferred and unpaid of the purchase price of any property (including pursuant to capital leases and sale-and-leaseback transactions) or representing any hedging obligations under an Exchange Rate Contract or an Interest Rate Agreement, except any such balance that constitutes an accrued expense or trade payable if and to the extent any of the foregoing indebtedness (other than obligations under an Exchange Rate Contract or an Interest Rate Agreement) would appear as a liability upon a balance sheet of such person prepared in accordance with GAAP, and also include to the extent not otherwise included, the Guarantee of items which would be included within this definition.

     "Interest Rate Agreement" means, for any person, any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement or other similar agreement designed to protect the party indicated therein against fluctuations in interest rates.

     "Issuance Date" means the date on which the convertible notes are first authenticated and issued.

     "Material License" means a license to operate a cable or telephone system held by the Company or any its Subsidiaries which system at the time of determination covers a number of Net Households which equals exceeds 5% of the aggregate number of Net Households covered by all of the licenses to operate cable telephone systems held by NTL and its Subsidiaries at such time.

     "Material Subsidiary" means

         (1) NTL UK Group, Inc. (formerly known as OCOM Sub II, Inc.), NTL Group Limited, CableTel Surrey, CableTel Cardiff Limited, CableTel Glasgow, CableTel Newport and CableTel Kirklees and

         (2) any other Subsidiary of NTL which is a "significant subsidiary" as defined in Rule 1-02(w) of Regulation S-X under the Securities Act and the Exchange Act (as such Regulation is in effect on the date of the indenture).

     "Net Income" means, with respect to any person for a specific period, the net income (loss) of such person during such period, determined in accordance with GAAP, excluding, however, any gain (but not loss) during such period, together with any related provision for taxes on such gain (but not loss), realized during such period in connection with any Asset Sale (as defined in the indenture) (including, without limitation, dispositions pursuant to sale-and-leaseback transactions), and excluding any extraordinary gain (but not loss) during such period, together with any related provision for taxes on such extraordinary gain (but not loss).

     "Obligations" means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

     "Permitted Designee" means

         (1) a spouse or a child of a Permitted Holder,

         (2) trusts for the benefit of a Permitted Holder or a spouse or child of a Permitted Holder,

         (3) in the event of the death or incompetence of a Permitted Holder, his estate, heirs, executor, administrator, committee or other personal representative or

         (4) any person so long as a Permitted Holder owns at least 50% of the voting power of all classes of the voting stock of such person.

     "Permitted Holders" means George S. Blumenthal, J. Barclay Knapp and their Permitted Designees.

     "Pro Forma EBITDA" means for any Person, for any period, the EBITDA of such Person as determined on a consolidated basis in accordance with GAAP consistently applied after giving effect to the following:

         (1) if, during or after such period, such Person or any of its Subsidiaries shall have made any Asset Sale (as defined in the indenture), Pro Forma EBITDA of such Person and its Subsidiaries for such period shall be reduced by an amount equal to the Pro Forma EBITDA (if positive) directly attributable to the assets which are the subject of such Asset Sale for the period or increased by an amount equal to the Pro Forma EBITDA (if negative) directly attributable thereto for such period and

         (2) if, during or after such period, such Person or any of its Subsidiaries completes an acquisition of any Person or business which immediately after such acquisition is a Subsidiary of such Person or whose assets are held directly by such Person or a Subsidiary of such Person, Pro Forma EBITDA shall be computed so as to give pro forma effect to the acquisition of such Person or business;

and provided further that, with respect to NTL, all of the foregoing references to "Subsidiary" or "Subsidiaries" shall be deemed to refer only to a "Restricted Subsidiary" or "Restricted Subsidiaries" of NTL.

     "Redeemable Dividend" means, for any dividend with regard to Disqualified Stock, the quotient of the dividend divided by the difference between one and the maximum statutory federal income tax rate (expressed as a decimal number between 1 and 0) then applicable to the issuer of such Disqualified Stock.

     "Restricted Subsidiary" means any Subsidiary of the Company which is not a Non-Restricted Subsidiary.

     "Restricted Subsidiary Preferred Stock Dividend" means, for any dividend with regard to preferred stock of a Restricted Subsidiary, the quotient of the dividend divided by the difference between one and the maximum statutory federal income tax rate

(expressed as a decimal number between 1 and 0) then applicable to the issuer of such preferred stock.

     "Senior Debt" means the principal of, interest on and other amounts due on

         (1) Indebtedness of NTL, whether outstanding on the date of the indenture or thereafter created, incurred, assumed or guaranteed by NTL, for money borrowed from banks or other financial institutions;

         (2) Indebtedness of NTL, whether outstanding on the date of the indenture or thereafter created, incurred, assumed or guaranteed by NTL; and

         (3) Indebtedness of NTL under interest rate swaps, caps or similar hedging agreements and foreign exchange contracts, currency swaps or similar agreements:

         unless, in the instrument creating or evidencing or pursuant to which Indebtedness under (1) or (2) is outstanding, it is expressly provided that such Indebtedness is not senior in right of payment to the convertible notes. Senior Debt includes, with respect to the obligations described in clauses (1) and (2) above, interest accruing, pursuant to the terms of such Senior Debt, on or after the filing of any petition in bankruptcy or for reorganization relating to NTL, whether or not post-filing interest is allowed in such proceeding, at the rate specified in the instrument governing the relevant obligation. Notwithstanding anything to the contrary in the foregoing, Senior Debt shall not include:

         (a) Indebtedness of or amounts owed by NTL for compensation to employees, or for goods or materials purchased in the ordinary course of business, or for services; or

         (b) Indebtedness of NTL to a Subsidiary of NTL.

     "Subsidiary" means any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by any person or one or more of the other Subsidiaries of that person or a combination thereof.

     "Wholly Owned Subsidiary" means, at any time, a Restricted Subsidiary all of the Capital Stock of which (except directors' qualifying shares) is at the time owned directly or indirectly by NTL.

                              REGISTRATION RIGHTS

     The following summary of selected provisions of the registration rights agreement is subject to, and is qualified in its entirety by reference to, all the provisions of the registration rights agreement, which is incorporated by reference into the registration statement of which this prospectus forms a part.

     NTL entered into the registration rights agreement pursuant to which it agreed, at its expense, for the benefit of the holders of the offered securities to file with the Commission the registration statement covering resale of the offered securities, by May 5, 2000. NTL will use its best efforts to cause the registration statement to become effective as promptly as is practicable, but in any event by September 2, 2000, and to keep the registration statement effective until the earlier of

         (1) the sale pursuant to the registration statement of all the offered securities registered thereunder and

         (2) the expiration of the holding period applicable to such offered securities held by persons that are not affiliates of NTL under Rule 144(k) under the Securities Act, or any successor provision, subject to certain permitted exceptions.

     NTL will be permitted to suspend the use of this prospectus under some circumstances relating to pending corporate developments, public filings with the Commission and similar events. NTL agreed to pay predetermined liquidated damages as described below ("Liquidated Damages") to holders of offered securities if the Registration Statement is not timely filed or made effective or if this Prospectus is unavailable for periods in excess of those permitted above. Such Liquidated Damages shall accrue to each holder of convertible notes until such failure to file or become effective or unavailability is cured at a rate per annum equal to $0.05 per $1,000 aggregate principal amount of the convertible notes held by such holder for the first 90 day period after the occurrence of such event. The amount of the liquidated damages will increase by an additional $0.05 per week per $1,000 aggregate principal amount of the convertible notes held by each holder with respect to each subsequent 90-day period until all registration defaults have been cured, up to a maximum amount of liquidated damages of $0.50 per week per $1,000 aggregate principal amount of the convertible notes held by each holder.

     Selling securityholders must complete and deliver to us a notice and questionnaire the form of which was sent to all holders of record known to us, at least three business days prior to any intended distribution of offered securities pursuant to the registration statement. Holders of offered securities are required to complete and deliver the questionnaire prior to the effectiveness of the registration statement so that such holders may be named as selling securityholders in this prospectus at the time of effectiveness. Upon receipt of such a completed questionnaire, together with such other information as may be reasonably requested by us, from a selling securityholder following the effectiveness of the registration statement, we will, as promptly as practicable but in any event within five business days of such receipt, file any amendments to the registration statement or supplements to this prospectus as are necessary to permit such selling securityholder to deliver this prospectus, including any supplements, to purchasers of offered securities, subject to our right to suspend the use of this prospectus as described above.

                          DESCRIPTION OF CAPITAL STOCK

     Our authorized capital stock consists of 800,000,000 shares of common stock, par value $.01 per share, and 10,000,000 shares of preferred stock, par value $.01 per share. At the close of business on May 2, 2000:

     - approximately 142,441,000 shares of common stock were issued and outstanding;

     - no shares of common stock were held in our treasury;

     - approximately 147,000 shares of 13% preferred stock were issued and outstanding;

     - 1,000,000 shares of series A junior participating preferred stock, the "rights preferred stock", were reserved for issuance pursuant to the rights agreement;

     - approximately 15,288,000 shares of common stock were reserved for issuance pursuant to the conversion of the 7% convertible notes;

     - approximately 11,092,000 shares of common stock were reserved for issuance upon conversion of the 5 3/4% convertible notes;

     - approximately 4,356,000 shares of common stock were reserved for issuance upon the exercise of warrants;

     - approximately 28,337,000 shares of common stock were reserved for issuance pursuant to various employee and director stock options;

     - 52,217 shares of 9.9% non-voting mandatorily redeemable preferred stock, series B, the "9.9% preferred stock, series B", were issued and outstanding;

     - 750,000 shares of 5% convertible participating preferred stock, series A were issued and outstanding;

     - 5,000 shares of 5% convertible participating preferred stock, series C were issued and outstanding;

     - 9,437.5 shares of 5% convertible participating preferred stock, series D were issued and outstanding;

     - 9,555.47 shares of 5% convertible participating preferred stock, series E were issued and outstanding, and together with the 5% convertible participating preferred stock, series A, the 5% convertible participating preferred stock, series C, and the 5% convertible participating preferred stock, series D, are referred to as the 5% Preferred Stock, and

     - 1,850,000 shares of 5% cumulative preferred stock, series A were issued and outstanding.

COMMON STOCK

     The holders of our common stock are entitled to one vote for each share held of record on all matters submitted to a vote of our stockholders and do not have cumulative voting rights in the election of directors. Holders of common stock are entitled to receive proportionately such dividends as may from time to time be declared by our board of directors out of funds legally available for the payment of dividends. In the event of our liquidation, dissolution or winding up, holders of common stock would be entitled to share proportionately in all of our assets available for distribution to holders of common stock remaining after payment of liabilities and liquidation preference of any outstanding preferred stock. Holders of common stock have no preemptive rights and have no rights to convert their common stock into any other securities, and there are no redemption provisions with respect to such shares.

PREFERRED STOCK

     Our board of directors has the authority to issue preferred stock in one or more series and to fix as to any series of preferred stock the designation, title, voting powers and any other preferences, and relative, participating, optional or other special rights and qualifications, limitations or restrictions, without any further vote or action by our stockholders.

     13% Preferred Stock.   The 13% preferred stock ranks prior to the common
stock, rights preferred stock, 9.9% preferred stock and 5% preferred stock with respect to dividend rights and rights on liquidation, winding up and dissolution, and each share of 13% preferred stock has a liquidation preference of $1,000. Holders of shares of 13% preferred stock are entitled to receive, when, as and if declared by our board of directors, quarterly dividends per share at a rate of 13% per annum. Dividends accruing on or prior to February 15, 2004, may, at our option, be paid in cash, by issuing additional shares of 13% preferred stock having an aggregate liquidation preference equal to the amount of such dividends, or in any combination of cash and additional shares of preferred stock. Dividends accruing after February 15, 2004 must be paid in cash. We may redeem any or all of the 13% preferred stock on or after February 15, 2002 at declining redemption prices as set forth in the certificate of designation with respect to the 13% preferred stock, plus accrued and unpaid dividends to the date of redemption. We must redeem all outstanding shares of 13% preferred stock on February 15, 2009 at a price equal to 100% of the liquidation preference of the 13% preferred stock, plus accrued and unpaid dividends to the date of redemption.

     Holders of 13% preferred stock have no general voting rights, except as otherwise required under the DGCL and except in some circumstances as set forth in the certificate of designation with respect to the 13% preferred stock including:

         - amending certain rights of the holders of the 13% preferred stock

         - the issuance of any class of equity securities that ranks on a parity with or senior to the 13% preferred stock, other than additional shares of the 13% preferred stock issued instead of cash dividends or parity securities issued to finance the redemption by us of the 13% preferred stock.

     In addition, if:

         - dividends are in arrears for six quarterly periods (whether or not consecutive) or

         - we fail to make a mandatory redemption or an offer to purchase all of the outstanding shares of 13% preferred stock following a 13% preferred stock change of control triggering event, as defined in the certificate of designation with respect to the 13% preferred stock, as required or fail to pay pursuant to that redemption or offer,

         - holders of a majority of the outstanding shares of 13% preferred stock, voting as a class, will be entitled to elect two directors to our board of directors.

     In the event of a 13% preferred stock change of control triggering event, we will, subject to some conditions, offer to purchase all outstanding shares of 13% preferred stock at a purchase price equal to 101% of the liquidation preference of the 13% preferred stock, plus accrued and unpaid dividends to the date of purchase. Moreover, in the event of a 13% preferred stock change of control call event, as defined in the certificate of designation with respect to the 13% preferred stock, we will have the option to redeem all of the outstanding shares of 13% preferred stock at a redemption price equal to 100% of the liquidation preference of the 13% preferred stock plus the applicable premium and accrued and unpaid dividends to the date of repurchase.

     On any scheduled dividend payment date, we may, at our option, exchange all, but not less than all, of the shares of 13% preferred stock then outstanding into our 13% series B subordinated exchange debentures due 2009.

     9.9% preferred stock, series B.   The 9.9% preferred stock, series B ranks
prior to the common stock and the rights preferred stock with respect to dividend rights and rights on liquidation, winding up and dissolution, and each share of 9.9% preferred stock, series B has a liquidation preference of $1,000 per share. Holders of shares of 9.9% preferred stock, series B are entitled to receive, when, as and if declared by our board of directors, dividends at a rate of 9.9% per annum of the stated value of $1,000. Dividends are payable on the 9.9% preferred stock, series B on the date that the 9.9% preferred stock, series B is redeemed. Dividends may, at our option, be paid in cash, by issuing shares of common stock, or in any combination of cash and common stock. We may redeem any or all of the 9.9% preferred stock, series B at any time at a redemption price equal to $1,000 per share, plus accrued and unpaid dividends to the date of redemption. We must redeem all outstanding shares of 9.9% preferred stock, series B on December 21, 2008 at a redemption price equal to $1,000 per share, plus accrued and unpaid dividends to the date of redemption. If we have not exercised our right to optionally redeem the 9.9% preferred stock, series B by June 15, 2000, we shall mandatorily redeem all of the outstanding shares of 9.9% preferred stock, series B at a redemption price equal to $1,000 per share plus accrued and unpaid dividends to the date of redemption. We must also redeem all outstanding shares of 9.9% preferred stock, series B in the event of a reorganization, as defined in the certificate of designation with respect to the 9.9% preferred stock, series B, subject to some exceptions. We, at our option, may effect the mandatory redemption of the 9.9% preferred stock, series B in cash, in exchange for shares of common stock, or in any combination of cash and common stock.

     Holders of the 9.9% preferred stock, series B have no general voting rights, except as otherwise required under the DGCL and except in some circumstances as set forth in the certificate of designation with respect to the 9.9% preferred stock, series B, including amending certain rights to the holders of the 9.9% preferred stock, series B.

     5% convertible preferred stock.   The 5% preferred stock ranks prior to the
common stock, the rights preferred stock, and the 9.9% preferred stock, series B, and junior only to the 13% preferred stock with respect to dividend rights and rights on liquidation, winding up and dissolution, and each share of 5% preferred stock has a liquidation preference of $1,000, plus any accrued and unpaid dividends. Holders of shares of 5% preferred stock are entitled to receive, when, as and if declared by our board of directors quarterly dividends per share at a rate of 5% per annum. Dividends may be paid, at our option, either in

         - cash,

         - common stock or

         - additional shares of preferred stock having terms substantially similar to the series of 5% preferred stock upon which the additional shares of preferred stock are issued as a dividend, except that the conversion rate of such additional preferred shall be increased for each dividend payment date after the first dividend payment date by a compounding factor set forth in the certificate of designations with respect to the 5% preferred stock.

     We may redeem any or all of the 5% preferred stock on the earlier of

         - seven years from the issue date and

         - that date when the common stock has for a period of over 25 trading days traded at a value over $120 per share, at our option, for either

               (A) cash in an amount of $1,000 per share of 5% preferred stock, plus accrued and unpaid dividends,

               (B) common stock valued at $1,025 per share of 5% preferred stock, plus accrued and unpaid dividends, in the case of a redemption occurring at the earliest, seven years from the issue date,

               (C) common stock valued at $1,000 per share of 5% preferred stock, plus accrued and unpaid dividends, in the case of a redemption due to the trading value of the common stock over a 25-day period, or

               (D) any combination of cash and common stock at a redemption price based on the respective combination of the consideration.

     Holders of shares of 5% preferred stock have the option to require us to redeem all outstanding shares of 5% preferred stock on and after August 13, 2009, at a price equal to 100% of the liquidation preference thereof, payable in cash, common stock, or any combination thereof.

     We must redeem all shares of 5% preferred stock that remain outstanding on the twentieth anniversary of the issue date at a redemption price equal to $1,000 per share, payable at our option in cash, common stock or any combination of cash and common stock, plus accrued and unpaid dividends.

     Holders of shares of 5% preferred stock have no general voting rights, except as otherwise required by law and except in some circumstances as set forth in the certificate of designation, including:

         - if dividends on the preferred stock are in arrears for six quarterly periods (whether or not consecutive);

         - if NTL fails to honor a redemption request made upon the occurrence of a mandatory redemption event;

         - if NTL files for voluntary bankruptcy or if an involuntary petition is filed against NTL;

         - for purposes of amending the certificate of incorporation in a way that adversely affects the rights of the holders of shares of 5% preferred stock; or

         - to approve the issuance of any equity securities that rank on parity with or senior to the 5% preferred stock or to increase the authorized amounts of any such other class or series, other than shares of additional NTL preferred stock issued as dividends or to refinance, redeem or refund the 13% preferred stock or the 5 1/4% preferred stock provided that the maximum accrual value of such securities may not exceed the maximum accrual value of the 13% preferred stock or the 5 1/4% preferred stock, respectively.

     Holders of shares of the 5% preferred stock, voting separately as a class, will have the right to elect one director to serve on our board in accordance with the certificate of designation, so long as France Telecom or any of its affiliates holds at least one share of the 5% preferred stock and is also the holder of at least 75% of its initial investment in NTL on a common stock equivalent basis.

     Holders of shares of 5% preferred stock have the right, at any time and from time to time, to convert any or all outstanding shares of 5% preferred stock held by them (but not any fractional shares) into common stock, such that each share of the 5% preferred stock is convertible into 10 shares of common stock, subject to adjustment in accordance with the certificate of designation.

     5% cumulative preferred stock. On February 17, 2000, NTL, France Telecom, and a group of commercial banks, referred to as the Banks, consisting of Banque Nationale de Paris, Credit Agricole Indosuez, Deutsche Bank AG and Westdeutsche Landesbank Girozentrale, entered into an arrangement involving the issuance of 1,850,000 shares of 5% cumulative preferred stock, series A, par value $0.01 per share. Of the 1,850,000 shares of the 5% cumulative preferred stock being issued under this arrangement, 750,000 shares were sold to France Telecom.

     The 5% cumulative preferred stock ranks prior to the common stock, rights preferred and 9.9% preferred stock with respect to dividend rights and rights on liquidation, winding up and dissolution, equal to the 5% convertible preferred stock and junior to the 13% preferred stock. Each share of 5% cumulative preferred stock has a liquidation preference of $1,000. Holders of 5% cumulative preferred stock are entitled to receive, when, as and if declared by our board of directors, quarterly dividends at the rate of 5% per annum. Dividends may, at our option, be paid by issuing additional shares of 5% cumulative preferred stock having a liquidation preference equal to the amount of such dividends, or in any combination of cash and additional shares of 5% cumulative preferred stock. Under the arrangement, at the option of the holder, the 5% cumulative preferred stock is mandatorily redeemable for cash on and after the second anniversary of the issuance. Any holder of the 5% cumulative preferred stock, other than a commercial bank or its affiliate, has a right, exercisable at any time after the 5% cumulative preferred stock shall have been outstanding for six months and subject to certain conditions, to exchange shares of 5% cumulative preferred stock for shares of

Eurotel Stock, having a value equal to the redemption price together with any accrued and unpaid dividends. "Eurotel Stock" is defined as capital stock of a direct or indirect wholly-owned subsidiary of NTL, which entity owns all of the outstanding capital stock of entities that are primarily engaged in the broadband communications, broadcasting and cable television business in Continental Europe outside of France.

     If at the time of any exchange of all of the 5% cumulative preferred stock, the Eurotel Stock acquired as a result of such exchange does not constitute 50% of the outstanding shares of Eurotel Stock, any holder of the 5% cumulative preferred stock, other than a commercial bank or its affiliate, may, subject to certain conditions, acquire from NTL an additional amount of Eurotel Stock for cash, at the same value per share as applicable to the exchange, such that the total holding in Eurotel Stock of the holders of 5% cumulative preferred stock, other than a commercial bank or its affiliate, shall equal 50% of the outstanding shares of Eurotel Stock. The maximum amount of Eurotel Stock that may be acquired upon an exchange shall be 50% of the outstanding amount of Eurotel Stock.

     On and after the date that is the earlier of (1) the second anniversary of the issue date of the 5% cumulative preferred stock or (2) the date of an exchange for Eurotel Stock, NTL has the right to redeem the outstanding 5% cumulative preferred stock, in part or in whole, from any holder of the 5% cumulative preferred stock, other than a commercial bank or its affiliate, for cash at the redemption price together with any accrued and unpaid dividends. Any time after a period of six months from an exchange for Eurotel Stock, any holder of 5% cumulative preferred stock, other than a commercial bank or its affiliate, at the holder's option and subject to certain conditions, is entitled to convert any or all of the shares of 5% cumulative preferred stock that remain outstanding after the exchange for Eurotel Stock into fully paid and non-assessable shares of NTL common stock together with any accrued and unpaid dividends. The rate of conversion is calculated and is subject to adjustment according to the formulas described in the form of certificate of designation that sets forth the terms of the 5% cumulative preferred stock.

     Under separate arrangements, NTL and France Telecom have agreed to certain corporate governance arrangements relating to the Eurotel entity in the event the 5% cumulative preferred stock is exchanged for shares of Eurotel Stock.

     Contemporaneously with the execution of the purchase agreement described above, France Telecom and the Banks entered into a put and call option agreement with respect to the shares of 5% cumulative preferred stock that were proposed to be sold to them by NTL. The put and call option agreement generally provides that (1) France Telecom will have the right exercisable at any time following the issue date but no later than five business days before the second anniversary of the issue date to purchase the 5% cumulative preferred stock held by the Banks and (2) the Banks will also have the right in certain circumstances to require France Telecom to acquire their shares of 5% cumulative preferred stock.

SPECIAL CHARTER PROVISIONS

     Our certificate of incorporation, which we refer to as the "charter", contains the provisions described below. Those charter provisions may have the effect, alone or in combination with each other or with the existence of authorized but unissued common stock and any series of preferred stock, of precluding or rendering more difficult a hostile takeover making it more difficult to remove or change the composition of our incumbent board of directors and its officers, being adverse to stockholders who desire to participate in a tender offer and depriving stockholders of possible opportunities to sell their shares at temporarily higher prices.

     Classified board and filling of vacancies on the board of directors.   The
charter provides that the directors shall be divided into three classes, each of which shall serve a staggered three-year term, and that vacancies on our board of directors that may occur between annual meetings may be filled by our board of directors. In addition, this provision specifies that any director elected to fill a vacancy on our board of directors will serve for the balance of the term of the replaced director.

     Removal of directors.   The charter provides that directors can be removed
only by the stockholders for cause and then only by the affirmative vote of the holders of not less than two-thirds of our combined voting power.

     Voting requirement for certain business combinations.   The charter also
provides that, in addition to any affirmative vote required by law, the affirmative vote of holders of two-thirds of our voting power shall be necessary to approve any "business combination", as defined below, proposed by an "interested stockholder", as defined below. The additional voting requirements will not apply, however, if:

         - the business combination was approved by not less than a majority of the continuing directors or

         - a series of conditions are satisfied requiring, in summary, the following:

               (A) that the consideration to be paid to our stockholders in the business combination must be at least equal to the higher of

                    (1) the highest per-share price paid by the interested
                        stockholder in acquiring any shares of common stock during the two years prior to the announcement date of the business combination or in the transaction in which it became an interested stockholder, such date is referred to herein as the "determination date", whichever is higher or

                    (2) the fair market value per share of common stock on the announcement date or determination date, whichever is higher, in either case appropriately adjusted for any stock dividend, stock split, combination of shares or similar event (non-cash consideration is treated similarly) and

               (B) various "procedural" requirements are complied with, such as the consent solicitation of proxies pursuant to the rules of the SEC and no decrease in regular dividends, if any, after the interested stockholder became an interested stockholder (except as approved by a majority of the continuing directors).

     An "interested stockholder" is defined as anyone who is the beneficial owner of more than 15% of the voting power of the voting stock, other than NTL and any employee stock plans sponsored by us, and includes any person who is an assignee of or has succeeded to any shares of voting stock in a transaction not involving a public offering that were at any time within the prior two-year period beneficially owned by an interested stockholder. The term "beneficial owner" includes persons directly and indirectly owning or having the right to acquire or vote the stock. Interested stockholders participate fully in all stockholder voting.

     A "business combination" includes the following transactions:

         - merger or consolidation of us or any subsidiary of ours with an interested stockholder or with any other corporation or entity which is, or after such merger or consolidation would be, an affiliate of an interested stockholder;

         - the sale or other disposition by us or a subsidiary of ours of assets having a fair market value of $5,000,000 or more if an interested stockholder (or an affiliate thereof) is a party to the transaction;

         - the adoption of any plan or proposal for our liquidation or dissolution proposed by or on behalf of an interested stockholder (or an affiliate of an interested stockholder); or

         - any reclassification of securities, recapitalization, merger with a subsidiary, or other transaction which has the effect, directly or indirectly, of increasing the proportionate share of any class of our outstanding stock (or securities convertible into stock) or a subsidiary owned by an interested stockholder (or an affiliate of an interested stockholder).

     Determinations of the fair market value of non-cash consideration are made by a majority of the continuing directors.

     The term "continuing directors" means any member of our board of directors, while that person is a member of our board of directors, who is not an affiliate or associate or representative of the interested stockholder and was a member of our board of directors prior to the time that the interested stockholder became an interested stockholder, and any successor of a continuing director while that successor is a member of the our board of directors, who is not an affiliate or associate or representative of the interested stockholder and is recommended or elected to succeed the continuing director by a majority of continuing directors.

     Voting requirements for certain amendments to the charter.   The charter
provides that the provisions set forth in this section under the heading "Special Charter Provisions" may not be repealed or amended in any respect, unless that action is approved by the affirmative vote of the holders of not less than two-thirds of our voting power. The requirement of an increased stockholder vote is designed to prevent a stockholder who controls a majority of our voting power from avoiding the requirements of the provisions discussed above by simply amending or repealing such provisions.

SECTION 203 OF THE DGCL

     Generally, Section 203 of the DGCL prohibits a publicly held Delaware corporation from engaging in any business combination with an interested stockholder for a period of three years following the time that such stockholder becomes an interested stockholder, unless

         - prior to such time either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder is approved by the board of directors of the corporation,

         - upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding, for purposes of determining the number of shares outstanding, those shares held by persons who are both directors and officers and certain employee stock plans or

         - at or after such time the business combination is approved by the board and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least two-thirds of the outstanding voting stock which is not owned by the interested stockholder. A business combination includes certain mergers, consolidations, asset sales, transfers and other transactions resulting in a financial benefit to the interested stockholder. An interested stockholder is a person who, together with affiliates and associates, owns (or within the preceding three years, did own) 15% or more of the corporation's voting stock.

TRANSFER AGENT AND REGISTRAR

     Our transfer agent and registrar for the common stock is Continental Stock Transfer & Trust Company.

RIGHTS AGREEMENT

     On August 27, 1993, our board of directors adopted a rights agreement. The rights agreement provides that .48 of a right will be issued with each share of common stock issued, whether originally issued or from our treasury, on or after October 13, 1993 and prior to the rights distribution date, which we define below. The rights are not exercisable until the rights distribution date and will expire at the close of business on October 13, 2003 unless previously redeemed by us as described below. When exercisable, each right entitles the owner to purchase from us one one-hundredth of a share of rights preferred stock at a purchase price of $100.00.

     Except as described below, the rights will be evidenced by the common stock certificates. The rights will separate from the common stock and a "rights distribution date" will occur upon the earlier of

         (1) 10 days following a public announcement that a person or group of affiliated or associated persons, an "acquiring person", has acquired, or obtained the right to acquire, beneficial ownership of 15% or more of the outstanding shares of the common stock, the "stock acquisition date", and

         (2) 10 business days following the commencement of a tender offer or exchange offer that would result in a person or group becoming an acquiring person.

     After the rights distribution date, rights certificates will be mailed to holders of record of the common stock as of the rights distribution date and after that time the separate rights certificates alone will represent the rights.

     The rights preferred stock issuable upon exercise of the rights will be entitled to a minimum preferential quarterly dividend payment of $0.01 per share and will be entitled to an aggregate dividend of 208.33 times the dividend, if any, declared per share of common stock other than one payable in common stock. In the event of liquidation, the holders of the rights preferred stock will be entitled to a minimum preferential liquidation payment of $1.00 per share plus accrued and unpaid dividends and will be entitled to an aggregate payment of
208.33 times the payment made per share of the common stock. Each share of rights preferred stock will have 208.33 votes and will vote together with the common stock. In the event of any merger, consolidation or other transaction in which shares of the common stock are changed or exchanged, each share of rights preferred stock will be entitled to receive 208.33 times the amount received per share of the common stock. These rights are protected by customary antidilution provisions. Because of the nature of the rights preferred stock's dividend, liquidation and voting rights, the value of one one-hundredth of a share of rights preferred stock purchasable upon exercise of each right should approximate the value of one share of the common stock.

     In the event that a person becomes an acquiring person (except pursuant to a tender offer or an exchange offer for all outstanding shares of common stock at a price and on terms determined by at least a majority of the members of our board of directors who are not our officers and who are not representatives, nominees, affiliates or associates of an acquiring person, to be fair to our stockholders and otherwise in our best interests and the best interests of our stockholders, a "qualifying offer"), each holder of a right will after that time have the right to receive, upon the exercise of that right at the then current exercise price, the common stock (or, in some circumstances, cash, property or other of our securities) having a value equal to two times the exercise price of the right. Notwithstanding any of the foregoing, following the occurrence of any such event, all rights that are or (under some circumstances specified in the rights agreement) were beneficially owned by any acquiring person (or related parties) will be null and void. However, rights are not exercisable following the occurrence of the event set forth above until such time as the rights are no longer redeemable by us as set forth below.

     In the event that, at any time following the stock acquisition date,

         (1) we are acquired in a merger or other business combination transaction in which we are not the surviving corporation or the common stock is changed or exchanged (other than a merger which follows a qualifying offer and satisfies certain other requirements) or

         (2) 50% or more of our assets, cash flow or earning power is sold or transferred, each holder of a right (except rights which previously have been voided as set forth above) shall after that time have the right to receive, upon the exercise thereof at the then current exercise price, common stock of the acquiring company having a value equal to two times the exercise price of the right.

     At any time until 10 days following the stock acquisition date, we may redeem the right in whole, but not in part, at a price of $0.01 per right. Immediately upon the action of our board of directors ordering redemption of the rights, the rights will terminate and the only right of the holders of the rights will be to receive the $0.01 redemption price.

     Until a right is exercised, the holder of a right, as such, shall have no rights as our stockholder, including without limitation, the right to vote or to receive dividends. While the distribution of the rights will not be taxable to stockholders or to us, stockholders may, depending upon the circumstances, recognize taxable income in the event that the rights become exercisable for the common stock (or other consideration) or for common stock of the acquiring company as set forth above.

     Other than those provisions relating to the principal terms of the rights, any of the provisions of the rights agreement may be amended by our board of directors prior to the rights distribution date. After the rights distribution date, the provisions of the rights agreement may be amended by our board of directors in order to cure any ambiguity, to make changes which do not adversely affect the interests of holders of rights (excluding the interests of any acquiring person) or to shorten or lengthen any time period under the rights agreement, provided that no amendment to adjust the time period governing redemption shall be made at such time as the rights are not redeemable.

     On March 31, 1999, in connection with a holding company merger that we entered into with other affiliated parties, the rights agreement was amended to provide that NTL would assume the obligations of the rights agreement from the predecessor to NTL. On October 23, 1999, in connection with the acquisition by France Telecom of shares of common stock from certain existing holders of common stock, we amended the rights agreement so that such acquisition of our common stock when aggregated with France Telecom's and its affiliate's holdings of shares of our common stock as of such date would not result in France Telecom becoming an acquiring person. The rights agreement remained in full force and effect after each amendment and otherwise was unaffected.

     The rights have anti-takeover effects as they will cause substantial dilution to a person or group that acquires a substantial interest in us without the prior approval of our board of directors. The effect of the rights may be to inhibit a change in control of NTL (including through a third party tender offer at a price which reflects a premium to then prevailing trading prices) that may be beneficial to our stockholders.

                    UNITED STATES FEDERAL TAX CONSIDERATIONS

     The following is a discussion of selected anticipated U.S. federal income tax consequences of the purchase, ownership and disposition of the convertible notes as of the date of this prospectus. It deals only with convertible notes held as capital assets by initial holders, and does not deal with special situations including those that may apply to a particular holder such as exempt organizations, dealers in securities, financial institutions, insurance companies, persons who are not U.S. holders, and holders whose "functional currency" is not the U.S. dollar, or special rules with respect to straddle or "hedging transactions." The federal income tax considerations set forth below are based upon the Internal Revenue Code of 1986, as amended and regulations, rulings and judicial decisions thereunder as of the date hereof, and such authorities may be repealed, revoked or modified (possibly retroactively) so as to result in federal income tax consequences different from those discussed below. As used herein, the term "U.S. holder" means a beneficial owner of a convertible note that is for United States federal income tax purposes

         (1) a citizen or resident of the United States,

         (2) a corporation, partnership or other entity created or organized in or under the laws of the United States or of any political subdivision thereof,

         (3) an estate or trust, described in Section 7701(a)(30) of the Internal Revenue Code, or

         (4) a person whose worldwide income or gain is otherwise subject to United States federal income taxation on a net income basis.

Prospective investors are urged to consult their tax advisors regarding the particular tax consequences of purchasing, holding and disposing of the convertible notes or our common stock, including the tax consequences arising under any state, local or foreign laws.

     Payments of interest on convertible notes generally will be taxable to U.S. Holders as ordinary interest income at the time such payments are accrued or received (in accordance with the U.S. holder's method of accounting for federal income tax purposes).

     A U.S. holder will not recognize gain or loss upon conversion of the convertible notes solely into our common stock (except with respect to cash received in lieu of fractional shares, or any amounts attributable to accrued and unpaid interest on the convertible notes, which will be treated as interest for federal income tax purposes). The U.S. holder's basis in the common stock received on conversion will be the same as such holder's adjusted tax basis in the convertible notes at the time of conversion, and the holding period for the common stock received on conversion will include the holding period of the convertible notes that were converted.

     A U.S. holder will recognize gain or loss upon the sale, redemption or other taxable disposition of the convertible notes in an amount equal to the difference between such holder's adjusted tax basis in the convertible note and the amount received therefor (other than amounts attributable to accrued and unpaid interest on the convertible notes, which will be treated as interest for federal income tax purposes). Such gain or loss generally will be long-term capital gain or loss if the convertible notes were held for more than one year.

     The conversion price of the convertible notes is subject to adjustment under certain circumstances. Under Section 305 of the Internal Revenue Code and the Treasury Regulations issued thereunder, adjustments or the failure to make such adjustments to the conversion price of the convertible notes may result in a taxable constructive distribution to U.S. holders of convertible notes, resulting in ordinary income (subject to a possible dividends received deduction in the case of corporate holders) to the extent of our current and accumulated earnings and profits if, and to the extent that, certain adjustments in the conversion price that may occur in limited circumstances (particularly an adjustment to reflect a taxable dividend to holders of our common stock) increase the proportionate interest of a U.S. holder of a convertible note convertible into fully diluted common stock, whether or not the holders ever convert the convertible notes. Generally, a U.S. holder's tax basis in a convertible note will be increased by the amount of any such constructive dividend.

     We intend to take the position that the likelihood of paying Liquidated Damages described under "Description of Convertible Notes -- Registration Rights" is remote and that Liquidated Damages, if paid, would be taxable to a U.S. holder of convertible notes as ordinary interest income in accordance with such holder's method of accounting for income tax purposes. The Internal Revenue Service may take a different position, however, which could affect the timing to the U.S. holder's income with respect to Liquidated Damages.

     The preceding discussion of certain United States federal income tax consequences is for general information only and is not tax advice. Accordingly, each investor should consult its own tax adviser as to particular tax consequences to it of purchasing, holding, and disposing of the convertible notes and our common stock, including the applicability and effect of any state, local or foreign tax laws, and of any proposed changes in applicable laws.

                            SELLING SECURITYHOLDERS

     The following table sets forth, as of May 5, 2000, the respective principal amount of convertible notes beneficially owned and offered hereby by each selling securityholder, the common stock owned by each selling securityholder and the common stock issuable upon conversion of such convertible notes, which may be sold from time to time by such selling securityholder pursuant to this prospectus. Such information has been obtained from the selling securityholders.

     The shares of common stock to be registered by this prospectus are calculated on an "as converted" basis using the conversion rate in effect on the date of this prospectus of 9.2435 shares of common stock per $1,000 principal amount of convertible notes.

                                     PRINCIPAL AMOUNT OF
                                      CONVERTIBLE NOTES                                                COMMON STOCK
                                        BENEFICIALLY       PERCENT OF TOTAL       COMMON STOCK      TO BE REGISTERED BY
                                      OWNED AND OFFERED       OUTSTANDING        OWNED PRIOR TO       THIS PROSPECTUS
SELLING SECURITY HOLDERS             BY THIS PROSPECTUS    CONVERTIBLE NOTES   ORIGINAL OFFERING            (1)
------------------------             -------------------   -----------------   ------------------   -------------------
AIG SoundShore Opportunity Holding
  Fund Ltd. .......................          2,750,000         *                          --             25,419.63
AIG SoundShore Strategic Holding
  Fund Ltd. .......................          2,500,000         *                          --             23,108.75
AIM Balanced Fund..................         11,700,000         *                          --               108,148
AIM Constellation Fund.............         55,000,000        4.58                        --               508,392
AIM Global Infrastructure Fund.....            420,000         *                          --                 3,882
AST AIM Balanced Fund..............          1,900,000         *                          --                17,563
AIM Global Utilities Fund..........          3,000,000         *                          --                27,730
AIM VI Balanced Fund...............            200,000         *                          --                 1,848
AIM VI Global Utilities Fund.......            310,000         *                          --                 2,865
Allstate Insurance Company.........          6,500,000         *                          --                60,082
Argent Classic Convertible
  Arbitrage Fund (Bermuda) L.P.....          1,500,000         *                          --                13,865
Bank Austria Cayman Island, Ltd....          1,000,000         *                          --                 9,243
BNP Arbitrage SNC..................          7,500,000         *                          --                69,326
Chrysler Corporation Master
  Retirement Trust.................          5,340,000         *                          --                49,360
Delta Air Lines Master Trust.......          1,665,000         *                          --                15,390
Donaldson, Lufkin & Jenrette
  Securities Corporation...........          3,031,000         *                          --             28,017.05
Grace Brothers, Ltd................          1,000,000         *                          --                 9,243
JMG Capital Partners, LP...........         11,288,000         *                          --               104,340
Morgan Stanley Dean Witter.........         25,000,000        2.1                         --               231,087
Motion Picture Industry Health Plan
  - Active Member Fund.............            625,000         *                          --                 5,777
Motion Picture Industry Health Plan
  - Retiree Member Fund............            315,000         *                          --                 2,911
OCM Convertible Trust..............          2,700,000         *                          --                24,957
Partner Reinsurance Company Ltd....          1,155,000         *                          --                10,676
State Employees' Retirement Fund of
  the State of Delaware............          2,715,000         *                          --                25,096
TQA Master Plus Fund...............          2,000,000         *                          --                18,487
Vanguard Convertible Notes Fund,
  Inc..............................          5,895,000         *                          --                54,490
Wasserstein Perella Securities,
  Inc..............................          2,000,000         *                          --                18,487

---------------
 *  Less than one percent.

     None of the selling securityholders listed above has, or within the past three years has had, any position, office or other material relationship with us or any of our predecessors or affiliates. Because the selling securityholders may offer all or some portion of the above referenced securities pursuant to this prospectus or otherwise, no estimate can be given as to the amount or percentage of such securities that will be held by the selling securityholders upon termination of any such sale. In addition, the selling securityholders identified above may have sold, transferred or otherwise disposed of all or a portion of such securities since May 5, 2000 in transactions exempt from the registration requirements of the Securities Act. The selling securityholders may sell all, part or none of the securities listed above.

     Generally, only selling securityholders identified in the foregoing table who beneficially own the offered securities set forth opposite their respective names may sell such offered securities pursuant to the registration statement, of which this prospectus forms a part. We may from time to time include additional selling securityholders in supplements to this prospectus.

                              PLAN OF DISTRIBUTION

     The offered securities are being registered to permit public secondary trading of such securities by the holders thereof from time to time after the date of this prospectus. NTL will not receive any of the proceeds from the sale by the selling securityholders of the offered securities. NTL will bear all fees and expenses incident to its obligation to register the offered securities.

     The selling securityholders may sell all or a portion of the offered securities beneficially owned by them and offered hereby from time to time directly through one or more underwriters, broker-dealers or agents. If the offered securities are sold through underwriters or broker-dealers, the selling securityholder will be responsible for underwriting discounts or commissions or agent's commissions. Such offered securities may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices. Such sales may be effected in transactions (which may involve crosses or block transactions)

         (1) on any national securities exchange or quotation service on which the offered securities may be listed or quoted at the time of sale (including the Nasdaq National Market for the common stock),

         (2) in the over-the-counter market, or

         (3) through the writing of options (whether such options are listed on an options exchange or otherwise).

     In connection with sales of the offered securities or otherwise, the selling securityholder may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the offered securities in the course of hedging in positions they assume. The selling securityholder may also sell offered securities short and deliver offered securities to close out short positions, or loan or pledge offered securities to broker-dealers that in turn may sell such offered securities. If the selling securityholders effect such transactions by selling offered securities to or through underwriters, broker-dealers or agents, such underwriters, brokers, dealers or agents may receive commissions in the form of discounts, concessions or commissions from the selling securityholders or commissions from purchasers of offered securities for whom they may act as agent or to whom they may sell as principal (which discounts, concessions or commissions as to particular underwriters, brokers-dealers or agents may be in excess of those customary in the types of transactions involved).

     The outstanding common stock of NTL is listed for trading on the Nasdaq National Market under the symbol "NTLI." We do not intend to apply for listing of the convertible notes on any securities exchange except for the Luxembourg Stock Exchange or for quotation through the National Association of Securities Dealers Automated Quotation System. Accordingly, no assurance can be given as to the development of liquidity or any trading market for the convertible notes. See "Risk Factors--Lack of public market for the convertible notes."

     The selling securityholders and any broker-dealer participating in the distribution of the offered securities may be deemed to be "underwriters" within the meaning of the Securities Act, and any commissions paid, or any discounts or concessions allowed to any such broker-dealer may be deemed to be underwriting commissions or discounts under the Securities Act.

     Under the securities laws of certain states, the offered securities may be sold in such states only through registered or licensed brokers or dealers. In addition, in certain states the offered securities may not be sold unless the offered securities have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

     There can be no assurance that any selling securityholder will sell any or all of the convertible notes or offered securities registered pursuant to the shelf registration statement, or which this prospectus forms a part. In addition, any securities covered by this prospectus that qualify for sale pursuant to Rule 144 or Rule 144A of the Securities Act may be sold under Rule 144 or Rule 144A rather than pursuant to this prospectus.

     The selling securityholders and any other person participating in such distribution will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including, without limitation, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the offered securities by the selling securityholders and any other such person. Furthermore, Regulation M may restrict the ability of any person engaged in the distribution of the offered securities to engage in market-making activities with respect to the particular offered securities being distributed. All of the foregoing may affect the marketability of the offered securities and the ability of any person or entity to engage in market-making activities with respect to the offered securities.

     All expenses of the registration of the convertible notes and common stock pursuant to the registration rights agreement will be paid by NTL, including, without limitation, Commission filing fees and expenses of compliance with state securities or "blue sky" laws; provided, however, that the selling securityholders will pay all underwriting discounts and selling commissions, if any. The selling securityholders will be indemnified by NTL against certain civil liabilities, including certain liabilities under the Securities Act, or will be entitled to contribution in connection therewith. The company will be indemnified by the selling securityholders against certain civil liabilities, including certain liabilities under the Securities Act, or will be entitled to contribution in connection therewith.

     Upon sale pursuant to the shelf registration statement, of which this prospectus forms a part, the offered securities will be freely tradable in the hands of persons other than affiliates of NTL.

                                 LEGAL MATTERS

     The validity of the issuance of the convertible notes and the common stock issuable upon conversion of the convertible notes will be passed upon for NTL Incorporated by Skadden, Arps, Slate, Meagher & Flom LLP, London, England, special counsel for NTL Incorporated.

                                    EXPERTS

     The consolidated financial statements and schedules of NTL Incorporated appearing in NTL Incorporated's Annual Report (Form 10-K) for the year ended December 31, 1999 have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

     The combined financial statements of CWC ConsumerCo as of March 31, 1998 and 1999 and for the three years ended March 31, 1999 incorporated by reference in this prospectus have been audited by Arthur Andersen, Chartered Accountants, as indicated in their report, and are incorporated by reference in this prospectus in reliance upon the report of said firm as experts in giving said report.

     The consolidated financial statements of Cablecom Holding AG as of December 31, 1998 and 1997 and for each of the two years in the period ended December 31, 1998 included in this prospectus have been so included in reliance on the report of PricewaterhouseCoopers AG, independent accountants, given on the said authority of said firm as experts in auditing and accounting.

                      ENFORCEABILITY OF CIVIL LIABILITIES

     A substantial majority of our assets are located outside the United States. As a result, it may not be possible for you to realize in the United States upon judgments of courts of the United States predicated upon the civil liability under the federal securities laws of the United States. The United States and England do not currently have a treaty providing for the reciprocal recognition and enforcement of judgments, other than arbitration awards, in civil and commercial matters. Therefore, a final judgment for the payment of a fixed debt or sum of money rendered by any United States court based on civil liability, whether or not predicated solely upon the United States federal securities laws, would not automatically be enforceable in England. In order to enforce in England a United States judgment, proceedings must be initiated by way of common law action before a court of competent jurisdiction in England. An English court will, subject to what is said below, normally order summary judgment on the basis that there is no defense to the claim for payment and will not reinvestigate the merits of the original dispute. In such an action, an English court will treat the United States judgment as creating a valid debt upon which the judgment creditor could bring an action for payment, as long as

     (1) the United States court had jurisdiction over the original proceeding,

     (2) the judgment is final and conclusive on the merits,

     (3) the judgment does not contravene English public policy,

     (4) the judgment must not be for a tax, penalty or a judgment arrived at by doubling, trebling or otherwise multiplying a sum assessed as compensation for the loss or damage sustained and

     (5) the judgment has not been obtained by fraud or in breach of the principles of natural justice.

     Based on the foregoing, there can be no assurance that you will be able to enforce in England judgments in civil and commercial matters obtained in any United States court. There is doubt as to whether an English court would impose civil liability in an original action predicated solely upon the United States federal securities laws brought in a court of competent jurisdiction in England.

                  WHERE YOU CAN FIND MORE INFORMATION ABOUT US

     We are currently subject to the informational requirements of the Securities Exchange Act of 1934, as amended. We file reports, proxy statements, information statements and other information with the Commission under the Exchange Act. You can inspect and copy any reports, proxy statements, information statements and other information we file with the Commission at the public reference facilities the Commission maintains at:

      Room 1024, Judiciary Plaza,
      450 Fifth Street, N.W.,
      Washington, D.C. 20549,

      and at the Commission's Regional Offices located at:

      Suite 1400, Northwestern Atrium Center,
      500 West Madison Street,
      Chicago, Illinois 60661

      and

      13th Floor, Seven World Trade Center,
      New York, New York 10048,

     and you may also obtain copies of such material by mail from the Public Reference Section of the Commission at:

      450 Fifth Street, N.W.,
      Washington, D.C. 20549,

      at prescribed rates.

     The Commission also maintains a site on the World Wide Web, the address of which is http://www.sec.gov. That site also contains our reports, proxy and information statements and other information. Reports, proxy statements and other information concerning the Company may also be inspected at the offices of the Nasdaq Stock Market, Reports Section, at:

      1735 K Street, N.W.,
      Washington, D.C. 20006.

     This prospectus is part of a registration statement filed by us with the Commission. It does not contain all the information included or incorporated in the registration statement. The full registration statement can be obtained from the Commission as indicated above or from us.

     The Commission allows us to incorporate by reference some information about NTL Incorporated that we file with the Commission. This allows us to disclose important information to you by referencing those filed documents. Any information that we reference this way is considered part of this prospectus.

     The following documents filed by us with the Commission are incorporated by reference into this prospectus:

         (a) NTL Incorporated's Annual Report on Form 10-K for the year ended December 31, 1999, dated March 17, 2000;

         (b) NTL Incorporated's Current Reports on Form 8-K dated

             January 6, 2000 (filed January 21, 2000),

             January 25, 2000 (filed January 25, 2000),

             February 4, 2000 (filed February 10, 2000),

             February 15, 2000 (filed February 16, 2000),

             February 17, 2000 (filed February 22, 2000), and

             March 16, 2000 (filed March 29, 2000),

             April 27, 2000 (filed April 27, 2000), and

             May 4, 2000 (filed May 4, 2000).

         (c) NTL Communications' Form 8-B dated October 14, 1993 (filed on October 18, 1993), with a description of the common stock and associated rights;

         (d) NTL Incorporated's Proxy Statement on Schedule 14A dated February 11, 2000; and

         (e) NTL Incorporated's Definitive Proxy Statement on Schedule 14A dated April 27, 2000.

     We are incorporating by reference the documents listed above and any current reports and proxy statements we file with the commission until the end of the exchange offer. Any information incorporated by reference this way will automatically be deemed to update and supersede this information.

     We will provide you without charge on your request, a copy of any or all documents which are incorporated by reference to this prospectus, except for exhibits which are specifically incorporated by reference into those documents. You should make your request in writing or by telephone to:

                        NTL Incorporated
                        110 East 59th Street
                        26th Floor
                        New York NY 10022
                        Attention: Richard J. Lubasch
                        Tel: (212) 906-8440

     Copies of these documents will be available if and so long as any convertible notes are listed on the Luxembourg Stock Exchange at the specified office of the listing agent in Luxembourg.

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--------------------------------------------------------------------------------

                                   [NTL LOGO]

                                NTL INCORPORATED
                               5 3/4% CONVERTIBLE
                               SUBORDINATED NOTES
                                    DUE 2009
                                  COMMON STOCK

                            ------------------------

                                   PROSPECTUS
                            ------------------------

                                           , 2000

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                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.   OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following is an itemization of all expenses (subject to future contingencies) incurred or expected to be incurred by the Company in connection with the offering.

SEC registration fee........................................    $316,800.00
Legal fees and expenses.....................................         *
Accounting fees and expenses................................         *
Printing and engraving fees.................................         *
Miscellaneous expenses......................................         *
                                                                -----------
   Total....................................................    $    *
                                                                ===========

---------------

(*) To be completed by amendment.

ITEM 15.   INDEMNIFICATION OF DIRECTORS AND OFFICERS

     As permitted by Section 102 of the Delaware General Corporation Law (the "DGCL"), the Registrant's Certificate of Incorporation eliminates a director's personal liability for monetary damages to the Company and its stockholders arising from a breach or alleged breach of a director's fiduciary duty except for liability under Section 174 of the DGCL or liability for a breach of the director's duty of loyalty to the Company or its stockholders, for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law or for any transaction in which the director derived an improper personal benefit. The effect of these provisions in the certificate of incorporation is to eliminate the rights of the Registrant and its stockholders (through stockholders, derivative suits on behalf of the Registrant) to recover monetary damages against a director for breach of fiduciary duty as a director (including breaches resulting from negligent or grossly negligent behavior) except in the situations described above.

     NTL Incorporated's By-laws provide that directors and officers of the Registrant shall be indemnified against liabilities arising from their service as directors and officers to the full extent permitted by law. Section 145 of the DGCL empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorney's fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

     Section 145 also empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the fight of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses (including attorney's fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted under similar standards, except that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless, and only to the extent that, the Court of Chancery or the court in which such action was brought shall determine that despite the adjudication of liability such person is fairly and reasonably entitled to indemnify for such expenses which the court shall deem proper.

     Section 145 further provides that to the extent that a director or officer of a corporation has been successful in the defense of any action, suit or proceeding referred to above or in the defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith; that indemnification provided for by Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and that the corporation is empowered to purchase and maintain insurance on behalf of a director or officer of the corporation against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liabilities under Section 145.

     The Registrant has entered into director and officer indemnity agreements ("Indemnity Agreements") with each officer and director of the Registrant (an "Indemnitee"). Under the bylaws and these Indemnity Agreements, the Registrant must indemnify an Indemnitee to the fullest extent permitted by the DGCL for losses and expenses incurred in connection with actions in which the indemnitee is involved by reason of having been a director or officer of the Registrant. The Registrant is also obligated to advance expenses an indemnitee may incur in connection with such actions before any resolution of the action.

ITEM 16.   EXHIBITS

     The following exhibits are filed as part of this Registration Statement:

EXHIBIT
  NO.                             DESCRIPTION
-------                           -----------
    2.1   Agreement and Plan of Merger, dated as of March 26, 1999, by and among NTL Incorporated, NTL Communications Corp. and NTL
          Mergerco, Inc.(1)
    4.1   Indenture, dated as of December 22, 1999, by and between the
          Company and The Chase Manhattan Bank, as Trustee, with
          respect to the Convertible Notes

EXHIBIT
  NO.                             DESCRIPTION
-------                           -----------
    4.2   Registration Rights Agreement dated as of December 22, 1999, with respect to the Convertible Notes*
    4.3   Form of Convertible Notes (included in Exhibit 4.2)
    5.1   Opinion of Skadden, Arps, Slate, Meagher & Flom LLP as to
          the legality of the Convertible Notes and Common Stock being registered hereby**
   12.1   Computation of Ratio of Earnings to Fixed Charges and
          Combined Fixed Charges and Preferred Stock Dividends
   23.1   Consent of Ernst & Young, LLP
   23.2   Consent of Arthur Andersen
   23.3   Consent of PricewaterhouseCoopers AG
   23.4   Consent of Skadden, Arps, Slate, Meagher & Flom LLP
          (included in Exhibit 5.1)*
   24.1   Powers of Attorney (included on signature page)
   25.1   Form T-1 Statement of Eligibility of Trustee with respect to
          Indenture included as Exhibit 4.1*

---------------
 *  To be filed by amendment.
(1) Incorporated by reference from the Company's Registration Statement on Form S-3, File No. 333-72335
ITEM 17.   UNDERTAKINGS

(a) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(b) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrants pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(c) The undersigned registrant hereby undertakes that:

     (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

     (2) For purposes of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(D) The undersigned Registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement

          (a) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

          (b) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

          (c) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement provided, however, that paragraphs
                (D)(1)(a) and (D)(1)(b) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in a periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

     (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                                   SIGNATURE

     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of New York, State of New York, on the Fourth day of May, 2000.

                                          NTL Incorporated

                                          By /s/ RICHARD J. LUBASCH
                                            ------------------------------------
                                             Richard J. Lubasch
                                             Executive Vice President --
                                             General Counsel and Secretary

                               POWER OF ATTORNEY

     KNOWN BY ALL PERSONS BY THESE PRESENTS, that each person whose signatures appears below, constitutes and appoints Richard J. Lubasch, John F. Gregg and Gregg Gorelick, or any of them, acting alone, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for such person and in his name, place and stead, in any and all capacities, in connection with the registrant's Registration Statement in the name and on behalf of the registrant or on behalf of the undersigned as a director or officer of the registrant, on Form S-3 under the Securities Act of 1933, as amended, including, without limiting the generality of the foregoing, to sign the Registration Statement and any and all amendments (including post-effective amendments) to the Registration Statement, and any subsequent registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent or either of them, acting alone, full power and authority to do and perform each and every act and thing requisite and necessary to be done and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, thereby ratifying and confirming all that said attorney-in-fact and agent or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

            SIGNATURE                            TITLE                        DATE
            ---------                            -----                        ----
    /s/ GEORGE S. BLUMENTHAL       Chairman of the Board, Treasurer        May 4, 2000
---------------------------------    and Director
      George S. Blumenthal

      /s/ J. BARCLAY KNAPP         President, Chief Executive              May 4, 2000
---------------------------------    Officer and Director
        J. Barclay Knapp

        /s/ JOHN F. GREGG          Senior Vice President, Chief            May 4, 2000
---------------------------------    Financial Officer
          John F. Gregg

       /s/ ROBERT T. GOAD          Director                                May 4, 2000
---------------------------------
         Robert T. Goad

      /s/ GREGG N. GORELICK        Vice President -- Controller            May 4, 2000
---------------------------------
        Gregg N. Gorelick

      /s/ SIDNEY R. KNAFEL         Director                                May 4, 2000
---------------------------------
        Sidney R. Knafel

      /s/ TED H. MCCOURTNEY        Director                                May 4, 2000
---------------------------------
        Ted H. McCourtney

          /s/ DEL MINTZ            Director                                May 4, 2000
---------------------------------
            Del Mintz

      /s/ ALAN J. PATRICOF         Director                                May 4, 2000
---------------------------------
        Alan J. Patricof

        /s/ WARREN POTASH          Director                                May 4, 2000
---------------------------------
          Warren Potash

     /s/ MICHAEL S. WILLNER        Director                                May 4, 2000
---------------------------------
       Michael S. Willner

                                   Director                                May 4, 2000
---------------------------------
Jean-Louis Vinciguerra

                                 EXHIBIT INDEX

EXHIBIT
  NO.                             DESCRIPTION
-------                           -----------
    2.1   Agreement and Plan of Merger, dated as of March 26, 1999, by and among NTL Incorporated, NTL Communications Corp. and MTL
          Mergerco, Inc.(1)
    4.1   Indenture, dated as of December 22, 1999, by and between the
          Company and The Chase Manhattan Bank, as Trustee, with
          respect to the Convertible Notes.*
    4.2   Registration Rights Agreement dated as of December 22, 1999, with respect to the Convertible Notes.*
    4.3   Form of Convertible Notes (included in Exhibit 4.2)*
    5.1   Opinion of Skadden, Arps, Slate, Meagher & Flom LLP as to
          the legality of the convertible notes and common stock being registered hereby*
   10.1   Compensation Plan Agreements, as amended and restated
          effective June 3, 1997(1)
   12.1   Computation of Ratio of Earnings to Fixed charges and
          Combined fixed Charges and Preferred Stock Dividends
   23.1   Consent of Ernst & Young, LLP
   23.2   Consent of Arthur Andersen
   23.3   Consent of PricewaterhouseCoopers
   23.4   Consent of Skadden, Arps, Slate, Meagher & Flom LLP
          (included in Exhibit 5.1)*
   24.1   Powers of Attorney (included on signature page)
   25.1   Form T-1 Statement of Eligibility of Trustee with respect to
          Indenture included as Exhibit 4.1*

---------------
 *    To be filed by amendment.
(1)   Incorporated by reference from the Company's Registration Statement on
      Form S-3, File No.             .
(14) Incorporated by reference to NTL Communications Corp.'s Registration Statement on Form S-4, File No. 333-78405.
(15) Incorporated by reference to NTL Communications Corp.'s Annual Report on Form 10-K for the year ended December 31, 1998.